                                Loan Agreement



                                by and between


                    CONGRESS FINANCIAL CORPORATION (CANADA)

                                   as Lender


                                    - and -


                   DRUMMONDVILLE SERVICES INC./LES SERVICES
                              DRUMMONDVILLE INC.

                                  as Borrower



                         Dated as of February 13, 2001

                               TABLE OF CONTENTS
                               -----------------

SECTION 1.   Definitions.................................................   1

 1.1  "Accounts".........................................................   2
 1.2  "Affiliates".......................................................   2
 1.3  "Adjusted Eurodollar Rate".........................................   2
 1.4  "Applicable Margin"................................................   2
 1.5  "Appraisal"........................................................   4
 1.6  "Applicable Reference Rate"........................................   4
 1.7  "Availability Reserves"............................................   4
 1.8  "BIA"..............................................................   4
 1.9  "Blocked Accounts".................................................   4
1.10  "Business Day".....................................................   4
1.11  "Canadian Prime Rate"..............................................   5
1.12  "Canadian Prime Rate Loans"........................................   5
1.13  "Canadian Reference Bank"..........................................   5
1.14  "Capital Expenditures".............................................   5
1.15  "Capital Leases"...................................................   5
1.16  "Capital Stock"....................................................   5
1.17  "CCAA".............................................................   6
1.18  "CDOR Rate"........................................................   6
1.19  "Collateral".......................................................   6
1.20  "Compliance Certificate"...........................................   6
1.21  "Consolidated Net Income"..........................................   6
1.22  "EBITDA"...........................................................   7
1.23  "Eligible Accounts"................................................   7
1.24  "Eligible Inventory"...............................................  10
1.25  "Environmental Laws"...............................................  10
1.26  "Equipment"........................................................  10
1.27  "Eurodollar Rate"..................................................  11
1.28  "Eurodollar Rate Loans"............................................  11
1.29  "Excess Availability"..............................................  11
1.30  "Event of Default".................................................  11
1.31  "Financing Agreements".............................................  11
1.32  "Fixed Charges"....................................................  12
1.33  "Fixed Charge Coverage Ratio"......................................  12
1.34  "GAAP".............................................................  12
1.35  "Galey"............................................................  12
1.36  "Galey Inter-Company Loans"........................................  13
1.37  "Galey Inter-Company Payables".....................................  13
1.38  "Galey Inter-Company Receivables"..................................  13
1.39  "Hazardous Materials"..............................................  13
1.40  "Hypothec".........................................................  13
1.41  "Income Tax Expense"...............................................  13

1.42  "Indebtedness".....................................................  14
1.43  "Information Certificate"..........................................  14
1.44  "Interest Expense".................................................  14
1.45  "Interest Period"..................................................  15
1.46  "Interest Rate"....................................................  15
1.47  "Inventory"........................................................  16
1.48  "Letter of Credit Accommodations"..................................  16
1.49  "Level"............................................................  16
1.50  "Lien".............................................................  16
1.51  "Loans"............................................................  16
1.52  "Material Adverse Change"..........................................  17
1.53  "Material Adverse Effect"..........................................  17
1.54  "Maximum Credit"...................................................  17
1.55  "Net Amount of Eligible Accounts"..................................  17
1.56  "Net Orderly Liquidation Value"....................................  17
1.57  "Obligations"......................................................  18
1.58  "Payment Accounts".................................................  18
1.59  "Pension Plans"....................................................  18
1.60  "Person" or "person"...............................................  18
1.61  "PPSA".............................................................  18
1.62  "Priority Payables Reserve"........................................  18
1.63  "Provision for Taxes"..............................................  19
1.64  "Quarterly Average Excess Availability"............................  19
1.65  "Records"..........................................................  19
1.66  "Receiver".........................................................  19
1.67  "Renewal Date".....................................................  19
1.68  "Reset Date".......................................................  19
1.69  "Revolving Loans"..................................................  20
1.70  "Spot Rate"........................................................  20
1.71  "Subsidiary".......................................................  20
1.72  "Tangible Net Worth"...............................................  20
1.73  "Term Loan"........................................................  20
1.74  "Term Note"........................................................  20
1.75  "US Dollar Amount".................................................  21
1.76  "US Prime Rate"....................................................  21
1.77  "US Prime Rate Loans"..............................................  21
1.78  "US Reference Bank"................................................  21
1.79  "Value"............................................................  21
1.80  "Voting Stock".....................................................  21

SECTION 2.   CREDIT FACILITIES...........................................  21

2.1   Revolving Loans....................................................  21
2.2   Letter of Credit Accommodations....................................  23
2.3   Term Loan..........................................................  25
2.4   Availability Reserves..............................................  26

2.5  Voluntary Reduction of Maximum Credit for Revolving Loans and Letter of Credit Accommodations.........   26

SECTION 3.   INTEREST AND FEES.............................................................................   27

3.1  Interest..............................................................................................   27
3.2  Eurodollar Rate Loans.................................................................................   28
3.3  Closing Fee...........................................................................................   29
3.4  Servicing Fee.........................................................................................   29
3.5  Unused Line Fee.......................................................................................   29
3.6  Payments..............................................................................................   29
3.7  Changes in Laws and Increased Costs of Loans..........................................................   30

SECTION 4.   CONDITIONS PRECEDENT..........................................................................   30

4.1  Conditions Precedent to Initial Loans and Letter of Credit Accommodations.............................   30
4.2  Conditions Precedent to All Loans and Letter of Credit Accommodations.................................   32

SECTION 5.   INTENTIONALLY DELETED.........................................................................   32

SECTION 6.   COLLECTION AND ADMINISTRATION.................................................................   32

6.1  Borrower's Loan Account...............................................................................   32
6.2  Statements............................................................................................   33
6.3  Collection of Accounts................................................................................   33
6.4  Payments..............................................................................................   34
6.5  Authorization to Make Loans...........................................................................   35
6.6  Use of Proceeds.......................................................................................   35

SECTION 7.   COLLATERAL REPORTING AND COVENANTS............................................................   36

7.1  Collateral Reporting..................................................................................   36
7.2  Accounts Covenants....................................................................................   36
7.3  Inventory Covenants...................................................................................   38
7.4  Equipment Covenants...................................................................................   38
7.5  Power of Attorney.....................................................................................   39
7.6  Right to Cure.........................................................................................   40
7.7  Access to Premises....................................................................................   40

SECTION 8.   REPRESENTATIONS AND WARRANTIES................................................................   40

8.1  Corporate Existence, Power and Authority; Subsidiaries................................................   41
8.2  Financial Statements; No Material Adverse Change......................................................   41
8.3  Chief Executive Office; Collateral Locations..........................................................   41
8.4  Priority of Liens; Title to Properties................................................................   41
8.5  Tax Returns...........................................................................................   42
8.6  Litigation............................................................................................   42

8.7   Compliance with Other Agreements and Applicable Laws...........................................  42
8.8   Bank Accounts..................................................................................  42
8.9   Accuracy and Completeness of Information.......................................................  42
8.10  Status of Pension Plans........................................................................  43
8.11  Environmental Compliance.......................................................................  44
8.12  Survival of Warranties; Cumulative.............................................................  44

SECTION 9.   AFFIRMATIVE AND NEGATIVE COVENANTS......................................................  45

9.1   Maintenance of Existence.......................................................................  45
9.2   New Collateral Locations.......................................................................  45
9.3   Compliance with Laws, Regulations, Etc.........................................................  45
9.4   Payment of Taxes and Claims....................................................................  46
9.5   Insurance......................................................................................  47
9.6   Financial Statements and Other Information.....................................................  49
9.7   Sale of Assets, Consolidation, Amalgamation, Dissolution, Etc..................................  51
9.8   Encumbrances...................................................................................  52
9.9   Indebtedness...................................................................................  52
9.10  Loans, Investments, Guarantees, Etc............................................................  53
9.11  Dividends and Redemptions......................................................................  54
9.12  Transactions with Affiliates...................................................................  54
9.13  Tangible Net Worth.............................................................................  55
9.14  Intellectual Property..........................................................................  55
9.15  Additional Bank Accounts.......................................................................  55
9.16  Applications under the Companies' Creditors Arrangement Act....................................  55
9.17  Operation of Pension Plans.....................................................................  56
9.18  Costs and Expenses.............................................................................  56
9.19  Further Assurances.............................................................................  57

SECTION 10.  EVENTS OF DEFAULT AND REMEDIES..........................................................  57

10.1  Events of Default..............................................................................  57
10.2  Remedies.......................................................................................  59

SECTION 11.  JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW............................  61

11.1  Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver..........................  61
11.2  Waiver of Notices..............................................................................  63
11.3  Amendments and Waivers.........................................................................  63
11.4  Waiver of Counterclaim.........................................................................  63
11.5  Indemnification................................................................................  63

SECTION 12.  TERM OF AGREEMENT; MISCELLANEOUS........................................................  64

12.1  Term...........................................................................................  64
12.2  Notices........................................................................................  65
12.3  Partial Invalidity.............................................................................  65

12.4  Successors..........................................................  65
12.5  Entire Agreement....................................................  65
12.6  Headings............................................................  66
12.7  Currency Indemnity..................................................  66
12.8  Language............................................................  66
12.9  Formal Date.........................................................  67

                                   INDEX TO
                            EXHIBITS AND SCHEDULES
                            ----------------------

Exhibit A                     Information Certificate

Schedule 8.4                  Existing Liens

Schedule 8.8                  Bank Accounts

Schedule 9.6(a)               Annual Financial Projections

Schedule 9.9                  Existing Indebtedness

Schedule 9.10                 Existing Loans, Advances and Guarantees

Schedule 9.12(b)              Transfer Pricing Procedure

                                LOAN AGREEMENT
                                --------------

          This Loan Agreement dated as of the 13/th/ day of February, 2001 is entered into by and between Congress Financial Corporation (Canada), an Ontario corporation ("Lender") and Drummondville Services Inc./Les Services Drummondville Inc., a corporation incorporated under the laws of Canada ("Borrower").

                             W I T N E S S E T H:
                             --------------------

          WHEREAS, Borrower has requested that Lender enter into certain financing arrangements with Borrower pursuant to which Lender may make loans and provide other financial accommodations to Borrower; and

          WHEREAS such financing arrangements will refinance, replace or otherwise restructure a portion of the $490 million principal amount of Indebtedness originally incurred under the Credit Agreement dated as of January 29, 1998, as amended, among Galey & Lord, Inc. its subsidiaries party thereto, the lenders party thereto and First Union National Bank, as agent for the Lenders;

          WHEREAS, Lender is willing to make such loans and provide such financial accommodations on the terms and conditions set forth herein;

          NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.  Definitions
            -----------

          All terms used herein which are defined in the PPSA shall have the meanings given therein unless otherwise defined in this Agreement. All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires. All references to Borrower and Lender pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns. The words "hereof", "herein", "hereunder", "this Agreement" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced. The word "including" when used in this Agreement shall mean "including, without limitation". References herein to any statute or any provision thereof include such statute or provision as amended, revised, re-enacted, and/or consolidated from time to time and any successor statute thereto. An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3 or is cured in a manner satisfactory to Lender, if such Event of Default is capable of being cured as determined by Lender in good faith. Any accounting term used herein unless otherwise defined in this Agreement shall have the meanings customarily given to such term in accordance with GAAP. Canadian Dollars and the sign "Cdn$" mean lawful money of Canada. "US Dollars" and the sign "US$" mean lawful money of the United States of America. Except as otherwise provided herein, all references to "$" or "Dollars" herein are references to US Dollars. For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

1.1  "Accounts"

"Accounts" shall mean all present and future rights of Borrower to payment for goods sold or leased or for services rendered, which are not evidenced by instruments or chattel paper, and whether or not earned by performance.

1.2  "Affiliates"

"Affiliates" shall mean, with respect to a specified Person, a partnership, corporation or any other person which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes
(i) any Person which beneficially owns or holds five (5%) percent or more of any class of Voting Stock of such Person or other equity interests in such Person,
(ii) any Person of which such Person beneficially owns or holds five (5%) percent or more of any class of Voting Stock or in which such Person beneficially owns or holds five (5%) percent or more of the equity interests and
(iii) any director or officer of such Person. For the purposes of this definition, the term "control" (including with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock or by contract or otherwise.

1.3  "Adjusted Eurodollar Rate"

"Adjusted Eurodollar Rate" shall mean, with respect to each Interest Period for any Eurodollar Rate Loan, the rate per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one (1%) percent) determined by dividing (a) the Eurodollar Rate for such Interest Period by (b) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage. For purposes hereof, "Reserve Percentage" shall mean the reserve percentage, expressed as a decimal, prescribed by any United States or foreign banking authority for determining the reserve requirement which is or would be applicable to deposits of United States dollars in a non-United States or an international banking office of US Reference Bank used to fund a Eurodollar Rate Loan or any Eurodollar Rate Loan made with the proceeds of such deposit, whether or not the US Reference Bank actually holds or has made any such deposits or loans. The Adjusted Eurodollar Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

1.4  "Applicable Margin"

"Applicable Margin" shall mean, at any time, as to the Interest Rate for Canadian Prime Rate Loans, the Interest Rate for US Prime Rate Loans and the Interest Rate for Eurodollar Rate Loans, the applicable percentage (on a per annum basis) set forth below if either the Quarterly

Average Excess Availability for the fiscal quarter immediately preceding the most recent Reset Date is at or within the amounts indicated for such percentage or the Fixed Charge Coverage Ratio as of the last day of the fiscal quarter immediately preceding the most recent Reset Date (which ratio for this purpose shall be calculated based on the four (4) immediately preceding fiscal quarters) is at or within the levels indicated for such percentage:

            Quarterly Average
                  Excess                                         Applicable
               Availability                                       Canadian         Applicable         Applicable
              (in US Dollar             Fixed Charge             Prime Rate         US Prime          Eurodollar
Level           Amounts)               Coverage Ratio              Margin          Rate Margin       Rate Margin
-----           --------               --------------              ------          -----------       -----------
I          Greater than or          Greater than or equal            0.75%             0.00%            2.00%
           equal to $20,000,000     to 3.00 to 1.00

II         Greater than or          Greater than or equal            1.00%             0.25%            2.25%
           equal to                 to 2.50 to 1.00 but
           $15,000,000 but          less than 3.00 to 1.00
           less than
           $20,000,000

III        Greater than or          Greater than or equal            1.25%             0.50%            2.50%
           equal to                 to 2.00 to 1.00 but
           $10,000,000 but          less than 2.50 to 1.00
           less than
           $15,000,000

IV         Greater than or          Greater than or equal            1.50%             0.75%            2.75%
           equal to $5,000,000      to 1.50 to 1.00 but
           but less than            less than 2.00 to 1.00
           $10,000,000

V          Less than                Less than 1.50 to 1.00           1.75%             1.00%            3.00%
           $5,000,000

Provided, that, (i) the Applicable Margin shall be calculated and established once each fiscal quarter on the applicable Reset Date, (ii) if Lender does not receive a Compliance Certificate for any fiscal quarter that has ended as required pursuant to Section 9.6(a)(ii) of this Agreement (the "Scheduled Reset Date"), then notwithstanding any other provision of this Agreement, subject to the rights of Lender pursuant to Section 1.46(d), the Applicable Margin shall be set at Level V described above for the period from and including the Scheduled Reset Date to but excluding the third Business Day following the date a new Compliance Certificate is delivered, and (iii) the Applicable Margin shall be the lower percentage set forth above based on the Quarterly Average Excess Availability or the Fixed Charge Coverage Ratio.

1.5  "Appraisal"

     "Appraisal" shall mean, with respect to any real or personal property, a current appraisal of such property in form, scope and based on such method or methods of determining the value of such property as are reasonably satisfactory to the Lender performed by a qualified independent appraiser who is acceptable to the Lender and addressed to the Lender or upon which the Lender is entitled to rely.

1.6  "Applicable Reference Rate"

"Applicable Reference Rate" shall mean, with respect to (i) Canadian Prime Rate Loans, the Canadian Prime Rate, (ii) US Prime Rate Loans, the US Prime Rate, and
(iii) Eurodollar Rate Loans, the Adjusted Eurodollar Rate.

1.7  "Availability Reserves"

"Availability Reserves" shall mean, as of any date of determination, such US Dollar Amounts as Lender may from time to time establish and revise in good faith reducing the amount of Revolving Loans and Letter of Credit Accommodations which would otherwise be available to Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Lender, in good faith do or may affect any of (i) the Collateral or any other property which is security for the Obligations or its value, (ii) the assets, business or prospects of Borrower, or (iii) the security interests and other rights of Lender in the Collateral (including the enforceability, perfection and priority thereof), or (b) to reflect Lender's good faith belief that any collateral report or financial information furnished by or on behalf of Borrower to Lender is or may have been incomplete, inaccurate or misleading in any material respect, or (c) to reflect outstanding Letter of Credit Accommodations as provided in Section 2.2 hereof, or (d) to reflect Lender's good faith estimate of the amount of any Priority Payables Reserve, or
(e) in respect of any state of facts which Lender determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default, or (f) to reflect Lender's good faith estimate of the amount of any reserve necessary to reflect changes in applicable currency exchange rates or currency exchange markets.

1.8  "BIA"

"BIA" shall mean the Bankruptcy and Insolvency Act (Canada).

1.9  "Blocked Accounts"

"Blocked Accounts" shall have the meaning set forth in Section 6.3 hereof.

1.10 "Business Day"

"Business Day" shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorised or required to close under the laws of the Province of Ontario, Province of Quebec, State of New York or the State of Illinois, and a day on which the Canadian

Reference Bank, US Reference Bank and Lender are open for the transaction of business, except that if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.

1.11  "Canadian Prime Rate"

"Canadian Prime Rate" shall mean, at any time, the greater of (i) the rate from time to time publicly announced by the Canadian Reference Bank as its prime rate in effect for determining interest rates on Canadian Dollar denominated commercial loans in Canada, and (ii) the annual rate of interest equal to the sum of (A) the CDOR Rate at such time and (B) one (1%) percent per annum.

1.12  "Canadian Prime Rate Loans"

"Canadian Prime Rate Loans" shall mean any Loans or portion thereof denominated in Canadian Dollars and on which interest is payable based on the Canadian Prime Rate in accordance with the terms hereof.

1.13  "Canadian Reference Bank"

"Canadian Reference Bank" shall mean Bank of Montreal, or its successors and assigns, or such other bank as Lender may from time to time designate.

1.14  "Capital Expenditures"

"Capital Expenditures" shall mean, with respect to any Person, all expenditures made and liabilities incurred for the acquisition of assets which are not, in accordance with GAAP, treated as expense items for such Person in the year made or incurred or as a prepaid expense applicable to a future year or years.

1.15  "Capital Leases"

"Capital Leases" shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP, is required to be reflected as a liability on the balance sheet of such Person.

1.16  "Capital Stock"

"Capital Stock" shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock, partnership interests or other interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock or other interests).

1.17  "CCAA"

"CCAA" shall mean the Companies' Creditors Arrangement Act (Canada).

1.18  "CDOR Rate"

"CDOR Rate" shall mean, on any day, the annual rate of interest which is the rate based on an average 30 day rate applicable to Canadian Dollar bankers' acceptances appearing on the "Reuters Screen CDOR Page" (as defined in the International Swap Dealer Association, Inc, definitions, as modified and amended from time to time) as of 10:00 a.m. on such day; provided that if such rate does not appear on the Reuters Screen CDOR Page as contemplated, then the CDOR Rate on any day shall be the 30 day rate applicable in Canadian Dollar bankers' acceptances quoted by any major Schedule I chartered bank selected by Lender as of 10:00 a.m. on such day.

1.19  "Collateral"

"Collateral" shall mean, collectively, all present and future property, assets and undertaking of Borrower (including without limitation, all personal property (movable) and real property (immovable)), hypothecated in favour of Lender pursuant to the Financing Agreements.

1.20  "Compliance Certificate"

"Compliance Certificate" shall mean a certificate of an officer(s) substantially in the form attached hereto as Schedule 1.20 certifying the matters described in
Section 9.6(a)(i) or Section 9.6(a)(ii).

1.21  "Consolidated Net Income"

"Consolidated Net Income" shall mean, with respect to any Person for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries, on a consolidated basis, for such period (excluding to the extent included therein any extraordinary and/or one time or unusual and non-recurring gains (except any such cash gain that Lender determines in its reasonable discretion is acceptable for inclusion in Consolidated Net Income) or any non-cash charges) after deducting all charges which should be deducted before arriving at the net income
(loss) for such period and, without duplication, after deducting the Provision for Taxes for such period, all as determined in accordance with GAAP; provided, that, (a) the net income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid or payable to such Person or a Subsidiary of such Person; (b) except to the extent included pursuant to the foregoing clause, the net income of any Person accrued prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated with such Person or any of its Subsidiaries or that Person's assets are acquired by such Person or by its Subsidiaries shall be excluded; and (c) the net income (if positive) of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to such Person or to any other wholly-owned Subsidiary of such Person is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such

Subsidiary shall be excluded. For the purposes of this definition, net income excludes any gain or non-cash loss, together with any related Provision for Taxes for such gain or non-cash loss, realized upon the sale or other disposition of any assets that are not sold in the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions) or of any Capital Stock of such Person or a Subsidiary of such Person and any net income realized or loss incurred as a result of changes in accounting principles or the application thereof to such Person.

1.22  "EBITDA"

"EBITDA" shall mean, as to any Person, with respect to any period, an amount equal to: (a) the Consolidated Net Income of such Person and its Subsidiaries for such period, plus (b) depreciation, amortization and other non-cash items (including, but not limited to, imputed interest and deferred compensation) for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), all in accordance with GAAP, plus (c) Interest Expense for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), plus (d) the Provision of Taxes for such period (to the extent deducted in the computation of Consolidated Net Income of such Person).

1.23  "Eligible Accounts"

"Eligible Accounts" shall mean Accounts owing to Borrower which are and continue to be acceptable to Lender based on the criteria set forth below. In general, Accounts shall be Eligible Accounts if:

     (a)  such Accounts arise from the actual and bona fide sale and delivery of
                                                  ----------
goods by Borrower or rendition of services by Borrower in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto (for greater certainty, Accounts arising from refunds or remissions of any type of taxes (including goods and services taxes) or duty (including customs duties) or any Account arising from the sale by the Borrower of any such refund or remission shall not be Eligible Accounts);

     (b) such Accounts are not unpaid for more than sixty (60) days past the due date for such Accounts or for more than ninety (90) days after the date of the original invoice for such Accounts;

     (c)  such Accounts comply with the terms and conditions contained in
Section 7.2(c) of this Agreement;

     (d) such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;

     (e) in the case of Accounts where the account debtor is located outside of Canada or the United States of America, and:

          (i)  such Accounts are payable in Canadian Dollars or US Dollars:

          (ii) such Accounts are not unpaid for more than sixty (60) days past the due date for such Accounts or for more than ninety (90) days after the date of the applicable original invoice for such Account;

then, at the Lender's option, such Accounts may be Eligible Accounts if:

                 (A) the account debtors have delivered to Borrower an irrevocable letter of credit issued or confirmed by a bank satisfactory to Lender, acting reasonably, and payable only in Canada in the currency in which the subject Accounts are denominated, sufficient to cover any such Accounts, in form and substance satisfactory to Lender and, if required by Lender, the originals of such letters of credit have been delivered to Lender or Lender's agent and the issuer(s) thereof notified of the assignment of proceeds of such letter of credit to Lender; or

                 (B) such Accounts are subject to credit insurance payable to Lender issued by insurer(s) on terms and in amounts(s) acceptable to Lender; or

                 (C) such Accounts are otherwise acceptable in all respects to Lender (subject to such lending formula with respect thereto as Lender may determine);

     (f) such Accounts do not consist of progress billings, bill and hold invoices or retainage invoices, except as to Accounts arising from bill and hold invoices:

          (i) if Lender or Borrower shall have received an agreement in writing from the account debtor, in form and substance satisfactory to Lender, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice; and

          (ii) if the Inventory that is the subject of such bill and hold invoices is readily identifiable;

     (g) the account debtors with respect to such Accounts have not asserted a counterclaim, defense or dispute and do not have, and do not engage in transactions which may give rise to, any right of setoff against such Accounts (but the portion of the Accounts of such account debtor in excess of the amount at any time and from time to time owed by Borrower to such account debtor or claimed owed by such account debtor may be deemed Eligible Accounts);

     (h) there are no facts, events or occurrences which would impair the validity, enforceability or collectability of such Accounts or reduce the amount payable or delay payment thereunder;

     (i) such Accounts are subject to the first priority, valid and perfected Lien in favour of the Lender and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any Liens except those permitted in this Agreement;

     (j) neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is an officer, employee or agent of or affiliated with Borrower directly or indirectly by virtue of family membership, ownership, control, management or otherwise; for certainty Galey Inter-Company Receivables shall not be Eligible Accounts;
                  ---

     (k) the account debtors with respect to such Accounts are not any foreign government, the federal government of Canada, any Province, political subdivision, department, agency or instrumentality thereof unless, upon Lender's request, the Financial Administration Act (Canada) or any similar provincial or local law, if applicable, has been complied with in a manner satisfactory to Lender;

     (l) there are no proceedings or actions which are threatened or pending against the account debtors with respect to such Accounts which might result in any material adverse change in any such account debtor's financial condition;

     (m) such Accounts of a single account debtor or its affiliates do not constitute more than fifteen percent (15%) of all otherwise Eligible Accounts (but in each case the portion of the Accounts not in excess of such percentage may be deemed Eligible Accounts) unless specifically permitted by Lender acting in its sole and unfettered discretion;

     (n) such Accounts are not owed by an account debtor who has Accounts unpaid more than sixty days after the due date therefor or more than ninety (90) days after the date of the original invoice therefor which constitute more than fifty percent (50%) of the total Accounts of such account debtor;

     (o) such Accounts are owed by account debtors whose total indebtedness to Borrower does not exceed the credit limit with respect to such account debtors as determined by Borrower, and satisfactory to the Lender, from time to time (but, in each case, the portion of the Accounts not in excess of such credit limit may still be deemed Eligible Accounts); and

     (p) such Accounts are owed by account debtors deemed creditworthy at all times by Lender, as determined by Lender.

General criteria for Eligible Accounts may be established and revised from time to time by Lender in good faith based on an event, condition or other circumstance arising after the date hereof, or existing on the date hereof to the extent Lender has no written notice thereof from Borrower, which adversely affects or could reasonably be expected to adversely affect the Accounts in the good faith determination of Lender. Any Accounts which are not Eligible Accounts shall nevertheless be part of the Collateral.

1.24  "Eligible Inventory"

"Eligible Inventory" shall mean Inventory consisting only of finished goods held for resale in the ordinary course of the business of Borrower, and raw materials for such finished goods which are acceptable to Lender based on the criteria set forth below. In general, Eligible Inventory shall not include (a) work-in-process; (b) components which are not part of finished goods; (c) spare parts for equipment; (d) packaging and shipping materials; (e) supplies used or consumed in Borrower's business; (f) Inventory at premises which are not owned and controlled by Borrower, except if Lender shall have received an agreement in writing from the person in possession of such Inventory and/or the owner or operator of such premises in form and substance reasonably satisfactory to Lender acknowledging Lender's first priority Lien in the Inventory, waiving all Liens and claims, by such person against the Inventory and permitting Lender access to, and the right to remain on, the premises so as to exercise Lender's rights and remedies and otherwise deal with the Collateral; (g) Inventory subject to a Lien in favour of any person other than Lender except those permitted in this Agreement; (h) bill and hold goods; (i) unserviceable or obsolete Inventory; (j) Inventory which is not subject to the first priority, valid and perfected Lien of Lender; (k) returned Inventory (unless such returned Inventory is readily saleable for a price no less than the cost of such Inventory computed on a first-in-first-out basis in accordance with GAAP), (l) damaged, obsolete and/or defective Inventory; and (m) Inventory purchased or sold on consignment. General criteria for Eligible Inventory may be established and revised from time to time by Lender in good faith based on an event, condition or other circumstance arising after the date hereof, or existing on the date hereof to the extent Lender has no written notice thereof from Borrower, which adversely affects or could reasonably be expected to adversely affect the Inventory in the good faith determination of Lender. Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral and subject to the Lien of Lender.

1.25  "Environmental Laws"

"Environmental Laws" shall mean with respect to any Person all federal (United States of America and Canada), state, provincial, district, local and municipal laws, statutes, rules, regulations, ordinances, orders, directives, permits, licenses and consent decrees relating to health, safety, hazardous, dangerous or toxic substances, waste or material, pollution and environmental matters, as now or at any time hereafter in effect, applicable to such Person and/or its business and facilities (whether or not owned by it), including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or hazardous, toxic or dangerous substances, materials or wastes.

1.26  "Equipment"

"Equipment" shall mean all of Borrower's now owned and hereafter acquired equipment, machinery, computers and computer hardware and software (whether owned or licensed), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

1.27  "Eurodollar Rate"

"Eurodollar Rate" shall mean with respect to the Interest Period for a Eurodollar Rate Loan, the interest rate per annum equal to the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one (1%) percent) at which US Reference Bank is offered deposits of United States dollars in the London interbank market (or other Eurodollar Rate market selected by the Borrower and approved by Lender) on or about 9:00 a.m. (New York time) two (2) Business Days prior to the commencement of such Interest Period in amounts substantially equal to the principal amount of the Eurodollar Rate Loans requested by and available to the Borrower in accordance with this Agreement, with a maturity of comparable duration to the Interest Period selected by the Borrower.

1.28  "Eurodollar Rate Loans"

"Eurodollar Rate Loans" shall mean any Loans or portion thereof denominated in US Dollars on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.

1.29  "Excess Availability"

"Excess Availability" shall mean the US Dollar Amount, as determined by Lender, calculated at any time, equal to: (a) the lesser of: (i) the amount of the Revolving Loans and Letter of Credit Accommodations available to Borrower as of such time based on the applicable lending formulas multiplied by the Net Amount of Eligible Accounts and the Value of Eligible Inventory, as determined by Lender, and subject to the sublimits and Availability Reserves from time to time established by Lender hereunder, and (ii) the Maximum Credit for the Revolving Loans and Letter of Credit Accommodations, minus (b) the sum of: (i) the amount of all then outstanding and unpaid Obligations relating to the Revolving Loans and Letter of Credit Accommodations, plus (ii) without duplication, the aggregate amount of all due but unpaid tax obligations as of such time and trade payables of Borrower that are more than sixty (60) days past due as of such time except trade payables that are past due for more than sixty (60) days but less than one hundred and twenty (120) days which Borrower is bona fide and in good
                                                         ---------
faith contesting.

1.30  "Event of Default"

"Event of Default" shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

1.31  "Financing Agreements"

"Financing Agreements" shall mean, collectively, this Agreement, the Hypothec, and all other notes, guarantees, mortgages, charges, hypothecs, security agreements and other agreements, documents and instruments now or at any time hereafter executed and/or delivered in connection with this Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.32  "Fixed Charges"

"Fixed Charges" for any period shall mean the sum of, without duplication, (a) all Interest Expense, plus (b) all regularly scheduled (as determined at the beginning of the respective period) principal payments of Indebtedness for borrowed money and Indebtedness with respect to Capital Leases (and without duplicating amounts in item (a) of this definition, the interest component with respect to Indebtedness under Capital Leases shall be included in this clause
(b)) including, without limitation, the regularly scheduled principal repayments of the Term Loan required under the Term Note, plus (c) the fees paid to Lender in respect of the financing arrangements provided for herein which are expenses but not those that are capitalized, including unused line fees and monthly servicing fees. The foregoing shall not be construed to include principal payments on Indebtedness arising pursuant to revolving loans and advances.

1.33  "Fixed Charge Coverage Ratio"

"Fixed Charge Coverage Ratio" shall mean, with respect to the Borrower and its Subsidiaries, on a consolidated basis, at any time the ratio of (a) the amount equal to (i) EBITDA during the immediately preceding four (4) full fiscal quarters as of the last day of the last quarter of such period with respect to the calculation of the Fixed Charge Coverage Ratio less (ii) the Capital Expenditures for such period (other than the portion of any Capital Expenditure paid with proceeds of borrowed money or from a Capital Lease) to (b) Fixed Charges of the Borrower and its Subsidiaries for such four (4) fiscal quarter period; provided however, that Fixed Charges of the Borrower and its Subsidiaries for the four fiscal quarter periods ending on the last day of the first, second, third and fourth fiscal quarters of Borrower following the date of this Agreement shall be determined, in each case, by annualising the Fixed Charges for the portion of such four fiscal quarter period falling on or after the Closing Date (other than Interest Expense relating to the Galey Inter-Company Loan which shall be limited to the actual Interest Expense for such portion and excluding any Interest Expense arising from interest paid on the Galey Inter-Company Loan from the proceeds of the initial advance of Loans under this Agreement).

1.34  "GAAP"

"GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the relevant United States of America public and private accounting boards and institutes which are applicable to the circumstances as of the date of determination consistently applied, except that, for the purposes of
Section 9.13 hereof, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the audited financial statements delivered to Lender prior to the date hereof.

1.35  "Galey"

"Galey" shall mean, collectively, Galey & Lord, Inc. and its Subsidiaries and Affiliates other than Borrower.

1.36  "Galey Inter-Company Loans"

"Galey Inter-Company Loans" shall mean the loans from any of Galey to the Borrower from time to time, which as of the date hereof (prior to the initial advance of Loans hereunder) are in the amount of Thirty Million, Nine Hundred and Sixty-Two Thousand and One Hundred US Dollars (US $30,962,100) advanced by Drummondville Funding L.P. to the Borrower.

1.37  "Galey Inter-Company Payables"

"Galey Inter-Company Payables" shall mean all trade accounts payable owing by the Borrower to any of Galey, arising from the provision of goods by any of Galey to the Borrower but, for certainty, excluding the Galey Inter-Company Loans;

1.38  "Galey Inter-Company Receivables"

"Galey Inter-Company Receivables" shall mean all trade accounts receivable owing by any of Galey to the Borrower, arising from the provision of goods by the Borrower to Galey;

1.39  "Hazardous Materials"

"Hazardous Materials" shall mean any hazardous, toxic or dangerous substances, materials and wastes, including, without limitation, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including, without limitation, materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including, without limitation any that are or become classified as hazardous or toxic under any Environmental
Law).

1.40  "Hypothec"

"Hypothec" shall mean, collectively, the general hypothec agreement and the immovable hypothec on the universality of all present and future property of the Borrower, movable and immovable, granted in favour of the Lender in respect of the Obligations.

1.41  "Income Tax Expense"

"Income Tax Expense" shall mean, with respect to any period, the aggregate of all taxes on the income of the Borrower on a consolidated basis for such period, whether current or deferred (net of any tax credits which are applied against any income tax otherwise payable) determined in accordance with GAAP.

1.42  "Indebtedness"

"Indebtedness" shall mean, with respect to any Person, any liability, whether or not contingent, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services (except any such balance that constitutes an account payable to a trade creditor (whether or not a Subsidiary or an affiliate) created, incurred, assumed or guaranteed by such Person in the ordinary course of business of such Person in connection with obtaining goods, materials or services that is not overdue by more than ninety (90) days, unless the trade payable is being contested in good faith); (c) all obligations as lessee under leases which have been, or should be, in accordance with GAAP recorded as Capital Leases; (d) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition;
(e) all obligations with respect to redeemable stock and redemption or repurchase obligations under any Capital Stock or other equity securities issued by such Person; (f) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker's acceptances or similar documents or instruments issued for such Person's account; and (g) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition which is secured by any consensual lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, or other encumbrance on any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time.

1.43  "Information Certificate"

"Information Certificate" shall mean the Information Certificate of Borrower constituting Exhibit A hereto containing material information with respect to Borrower, its business and assets provided by or on behalf of Borrower to Lender in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.

1.44  "Interest Expense"

"Interest Expense" shall mean, for any period, as to any Person, as determined in accordance with GAAP, the total interest expense of such Person, whether paid or accrued (but excluding for such purposes interest accrued but not yet paid, on the Galey Inter-Company Loans and interest paid on the Galey Inter-Company Loans, of which 90% of such payment has been funded by an advance of a Galey Inter-Company Loan to Borrower as permitted pursuant to Section 9.9(e)(iv)(C)) during such period including, without limitation, the interest component of Capital Leases and interest paid on the Galey Inter-Company Loans (except as hereinbefore otherwise provided), discounts in connection with the sale of any Accounts and bank fees, commissions, discounts and other fees and charges owed with respect to letters of credit, banker's acceptances or similar instruments, but excluding interest paid in property other than cash and any other interest expense not payable in cash.

1.45  "Interest Period"

"Interest Period" shall mean for any Eurodollar Rate Loan, a period of approximately one (1), two (2), or three (3) months duration as the Borrower may elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; provided, that, the Borrower may not elect an Interest Period which will end after the last day of the then-current term of this Agreement.

1.46  "Interest Rate"

"Interest Rate" shall mean,

     (a)  Subject to clauses (b), (c) and (d) of this definition below:

          (i) as to Canadian Prime Rate Loans, a rate equal to one and one-half of one percent (1.50%) per annum in excess of the Canadian Prime Rate,

          (ii) as to US Prime Rate Loans, a rate equal to three quarters of one percent (0.75%) per annum in excess of the US Prime Rate,

          (iii) as to Eurodollar Rate Loans, a rate equal to two and three quarters of one percent (2.75%) per annum in excess of the Adjusted Eurodollar Rate (in each case, based on the Eurodollar Rate applicable for the Interest Period selected by the Borrower as in effect three (3) Business Days after the date of receipt by Lender of the request of the Borrower for such Eurodollar Rate Loans in accordance with the terms hereof, whether such rate is higher or lower than any rate previously quoted to the Borrower).

     (b) Subject to clauses (c) and (d) of this definition below, effective as of each Reset Date (commencing with the Reset Date following the fiscal quarter ending on or about March 31, 2001), the Interest Rate payable by Borrower shall be increased or decreased, as the case may be, (i) as to Canadian Prime Rate Loans, to the rate equal to the Applicable Margin on a per annum basis in excess of the Canadian Prime Rate, (ii) as to US Prime Rate Loans, to the rate equal to the Applicable Margin on a per annum basis in excess of the US Prime Rate, and
(iii) as to Eurodollar Rate Loans, to the rate equal to the Applicable Margin on a per annum basis in excess of the Adjusted Eurodollar Rate.

     (c) Notwithstanding anything contained herein but subject to the rights of Lender pursuant to clause (d) of this definition below, the Applicable Margin for each Loan shall not be reduced on any Reset Date, and the Borrower shall not be entitled to any adjustment in its favour with respect to interest on Loans for so long as any Default or Event of Default is subsisting.

     (d) Notwithstanding anything to the contrary contained in clauses (a), (b) or (c) of this definition, the Applicable Margin otherwise used to calculate the Interest Rate for Canadian Prime Rate Loans, US Prime Rate Loans and Eurodollar Rate Loans shall be the highest percentage set forth in the definition of the term Applicable Margin for each category of Loans (without regard to the amount of Quarterly Average Excess Availability or the Fixed Charge Coverage Ratio) plus two percent (2%) per annum, at Lender's option, after five (5) Business Days' notice to the Borrower, (i) for the period (A) from and after the effective date of termination or non-renewal hereof until Lender has received full and final payment of all outstanding and unpaid Obligations which are not contingent and cash collateral in the amounts and on the terms required under
Section 12.1 hereof for contingent Obligations (notwithstanding entry of a judgment against the Borrower) and (B) from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing, and
(ii) on Loans to the Borrower at any time outstanding in excess of the amounts available to the Borrower under Section 2.1 or Section 7.4 hereof (whether or not such excess(es) arise or are made with or without Lender's knowledge or consent and whether made before or after an Event of Default).

1.47  "Inventory"

"Inventory" shall mean all of Borrower's now owned and hereafter existing or acquired raw materials, work in process, finished goods and all other inventory of whatsoever kind or nature, wherever located.

1.48  "Letter of Credit Accommodations"

"Letter of Credit Accommodations" shall mean the letters of credit, merchandise purchase or other guarantees denominated in Canadian Dollars or US Dollars which are from time to time either (a) issued or opened by Lender for the account of Borrower or (b) with respect to which Lender has agreed to indemnify the issuer or guaranteed to the issuer the performance by Borrower of its obligations to such issuer.

1.49  "Level"

"Level" shall mean any level referred to in the first column of the chart set forth in the definition of the term "Applicable Margin".

1.50  "Lien"

"Lien" shall mean any mortgage, deed of trust, pledge, trust or deemed trust, fixed or floating charge, lien, security interest, hypothec or encumbrance or security arrangement of any nature whatsoever, whether arising by written or oral agreement or by operation of law, including but not limited to any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

1.51  "Loans"

"Loans" shall mean, collectively, the Revolving Loans and the Term Loan and "Loan" shall mean any one of them.

1.52  "Material Adverse Change"

"Material Adverse Change" shall mean, where used in relation to the affairs of Borrower, a change in the business, operations or capital of Borrower, as applicable, that, in the opinion of Lender, exercised reasonably, has or could be expected to have a Material Adverse Effect.

1.53  "Material Adverse Effect"

"Material Adverse Effect" shall mean (i) a material adverse effect on the property, assets, business or operations of Borrower, (ii) a material adverse effect on the condition or prospects, financial or otherwise, of Borrower, (iii) a material adverse effect on the ability of Borrower to perform and discharge any of its obligations under the Financing Agreements, or (iv) a material adverse effect on the priority, effectiveness or enforceability of any Lien granted by Borrower in favour of Lender or the ability of Lender to enforce or exercise any of its rights or remedies with respect to the Obligations or Collateral.

1.54  "Maximum Credit"

"Maximum Credit" shall mean:

     (a) with respect to all Loans and Letter of Credit Accommodations, the aggregate US Dollar Amount of Twenty-five Million US Dollars (US$25,000,000);

     (b) with respect to the Revolving Loans and Letter of Credit Accommodations, the aggregate US Dollar Amount of Sixteen Million US Dollars (US $16,000,000); and

     (c) with respect to the Term Loan, the US Dollar Amount of Nine Million US Dollars (US $9,000,000).

1.55  "Net Amount of Eligible Accounts"

"Net Amount of Eligible Accounts" shall mean the gross US Dollar Amount of Eligible Accounts less (a) without duplication, sales, excise or similar taxes included in the amount thereof and (b) returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect to such Eligible Accounts; provided that the amounts deducted under clause (a) shall not duplicate items for which Availability Reserves have been established by Lender.

1.56  "Net Orderly Liquidation Value"

"Net Orderly Liquidation Value" shall mean, with respect to any real (immovable) or personal (movable) property at any time, the US Dollar Amount of the "orderly liquidation value" of such property determined pursuant to a current Appraisal net of (a) reasonable liquidation expenses as estimated by the Lender in its reasonable discretion and (b) the amount of all encumbrances, liens, charges and security interests against such property ranking or capable of ranking senior to or pari passu with the Financing Agreements against such property that secure the Obligations

(other than, with respect to any Eligible Accounts and/or Eligible Inventory, any such amounts for which an Availability Reserve has been established by the Lender).

1.57  "Obligations"

"Obligations" shall mean any and all Loans, Letter of Credit Accommodations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by Borrower to Lender, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether arising under this Agreement, the Financing Agreements or any document, instrument or agreement contemplated hereby or delivered in connection herewith, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any proceeding with respect to Borrower under the BIA, the CCAA, or any similar statute in any jurisdiction (including the payment of interest and other amounts which would accrue and become due but for the commencement of such proceeding, whether or not such amounts are allowed or allowable in whole or in part in such proceeding), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and however acquired by Lender.

1.58  "Payment Accounts"

"Payment Accounts" shall have the meaning set forth in Section 6.3 hereof.

1.59  "Pension Plans"

"Pension Plans" shall mean each of the pension plans, if any, registered in accordance with the Income Tax Act (Canada) which Borrower sponsors or administers or into which Borrower makes contributions.

1.60  "Person" or "person"

"Person" or "person" shall mean any individual, sole proprietorship, partnership, limited partnership, corporation, limited liability company, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

1.61  "PPSA"

"PPSA" shall mean the Personal Property Security Act (Ontario).

1.62  "Priority Payables Reserve"

"Priority Payables Reserve" shall mean, at any time, the US Dollar Amount equal to the full amount of the liabilities at such time (without duplication and as determined by the Lender) which have a trust imposed to provide for payment or a Lien, ranking or capable of ranking senior to or pari passu with the Liens securing the Obligations on any of the Collateral under federal, provincial, state, county, municipal, or local law including, but not limited to, claims for unremitted and accelerated rents, taxes, wages, vacation pay, workers' compensation obligations, government royalties or pension fund obligations, together with the aggregate value, determined in accordance with GAAP, of all Eligible Inventory which Lender, acting reasonably, considers may be or may become subject to a right of a supplier to recover possession thereof under any federal or provincial law, where such supplier's right may have priority over the Liens securing the Obligations including, without limitation, Eligible Inventory subject to a right of a supplier to repossess goods pursuant to
Section 81.1 of the BIA.

1.63 "Provision for Taxes"

"Provision for Taxes" shall mean an amount equal to all taxes imposed on or measured by net income, whether federal, state, provincial, county or local, and whether foreign or domestic, that are paid or payable by any Person in respect of any period in accordance with GAAP.

1.64 "Quarterly Average Excess Availability"

"Quarterly Average Excess Availability" shall mean, at any time, the daily average of the aggregate amount of the Excess Availability of Borrower for the immediately preceding fiscal quarter as calculated by Lender in good faith.

1.65 "Records"

"Records" shall mean all of Borrower's present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of Borrower with respect to the foregoing maintained with or by any other person).

1.66 "Receiver"
"Receiver" shall have the meaning ascribed thereto in Section 10.2(e).

1.67 "Renewal Date"
"Renewal Date" shall have the meaning ascribed thereto in Section 12.1(a).

1.68 "Reset Date"

"Reset Date" shall mean the third Business Day following the date upon which the Compliance Certificate for any fiscal quarter of the Borrower is delivered to the Lender pursuant to Section 9.6(a)(ii).

1.69 "Revolving Loans"

"Revolving Loans" shall mean the loans denominated in Canadian Dollars or US Dollars now or hereafter made by Lender to or for the benefit of Borrower on a revolving basis (involving advances, repayments and readvances) as set forth in
Section 2.1 hereof.

1.70 "Spot Rate"

"Spot Rate" shall mean, with respect to a currency, the rate quoted by the Canadian Reference Bank as the spot rate for the purchase by the Canadian Reference Bank of such currency with another currency at approximately 10:00 a.m. (Toronto time) on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made.

1.71 "Subsidiary"

"Subsidiary" or "subsidiary" shall mean, with respect to any Person, any corporation, limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person.

1.72 "Tangible Net Worth"

"Tangible Net Worth" shall mean as to any Person, at any time, determined in accordance with GAAP (except as otherwise specifically set forth below), on a consolidated basis for such Person and its subsidiaries (if any), the US Dollar Amount equal to the difference between: (a) the aggregate net book value of all assets other than goodwill of such Person and its subsidiaries, calculating the book value of inventory for this purpose on a first-in-first-out basis, after deducting from such book values all appropriate reserves in accordance with GAAP (including all reserves for doubtful receivables, obsolescence, depreciation and amortization) and (b) the aggregate amount of the indebtedness and other liabilities of such Person and its subsidiaries (including tax and other proper accruals).

1.73 "Term Loan"

"Term Loan" shall mean the term loan denominated in Canadian Dollars or US Dollars made by Lender to Borrower as provided for in Section 2.3 hereof.

1.74 "Term Note"

"Term Note" shall have the meaning set forth in Section 2.3.

1.75 "US Dollar Amount"

"US Dollar Amount" shall mean, at any time, (a) as to any amount denominated in US Dollars, the amount thereof at such time, and (b) as to any amount denominated in any other currency, the equivalent amount in US Dollars as determined by Lender at such time on the basis of the Spot Rate for the purchase of US Dollars with such currency.

1.76 "US Prime Rate"

"US Prime Rate" shall mean the rate announced by the US Reference Bank from time to time as its prime rate, whether or not such announced rate is the best rate available at such bank.

1.77 "US Prime Rate Loans"

"US Prime Rate Loans" shall mean any Loan or portion thereof denominated in US Dollars and on which interest is payable based on the US Prime Rate in accordance with the terms hereof.

1.78 "US Reference Bank"

"US Reference Bank" shall mean First Union National Bank, or such other bank as the Lender may from time to time designate.

1.79 "Value"

"Value" shall mean, with respect to Inventory, the US Dollar Amount as determined by Lender in good faith, that is the lower of (a) cost computed on a first-in-first-out basis in accordance with GAAP or (b) market value.

1.80 "Voting Stock"

"Voting Stock" shall mean with respect to any Person, (i) one (1) or more classes of Capital Stock of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency, and (ii) any Capital Stock of such Person convertible or exchangeable without restriction or further investment at the option of the holder thereof into Capital Stock of such Person described in clause (i) of this definition.

SECTION 2.  CREDIT FACILITIES
            -----------------

2.1  Revolving Loans

     (a) Subject to, and upon the terms and conditions contained herein, Lender agrees to make Revolving Loans to Borrower by way of Canadian Prime Rate Loans, US Prime Rate Loans and/or Eurodollar Rate Loans from time to time in amounts requested by Borrower up to the US Dollar Amount equal to the sum of:

          (i)    Eighty-five percent (85%) of the Net Amount of Eligible
                 Accounts;

                 plus

          (ii)   The lesser of:

                    (A)  ten million US Dollars (US $10,000,000); and

                    (B)  fifty percent (50%) of the Value of Eligible Inventory,

                         minus,

          (iii)  any Availability Reserves;

provided that at no time shall the outstanding Revolving Loans and Letter of Credit Accommodations (subject to the limitation on the maximum amount of Letter of Credit Accommodations set out in Section 2.2(d)) exceed the Maximum Credit for Revolving Loans and Letter of Credit Accommodations.

     (b) Lender may, in its discretion, from time to time, upon not less than five (5) days prior notice to Borrower, (i) reduce the lending formula with respect to Eligible Accounts to the extent that Lender determines in good faith that: (A) the dilution with respect to the Accounts for any period (based on the ratio of (1) the aggregate amount of reductions in Accounts other than as a result of payments in cash to (2) the aggregate amount of total sales) has increased in any material respect or may be reasonably anticipated to increase in any material respect above historical levels or (B) the general creditworthiness of account debtors has declined or (ii) reduce the lending formula(s) with respect to Eligible Inventory to the extent that Lender determines in good faith that: (A) the number of days of the turnover of the Inventory for any period has changed in any material respect or (B) the liquidation value of the Eligible Inventory, or any category thereof, has decreased, or (C) the nature and quality of the Inventory has deteriorated. In determining whether to reduce the lending formula(s), Lender may consider events, conditions, contingencies or risks which are also considered in determining Eligible Accounts, Eligible Inventory or in establishing Availability Reserves. The amount of any reduction in any advance percentage by Lender pursuant to this Section 2.1(b) shall have a reasonable relationship to the matter described herein which is the basis for such reduction in the good faith determination of Lender. To the extent an Availability Reserve shall have been established which is sufficient to address any event, condition or matter in a manner satisfactory to Lender, in its good faith determination, Lender shall not exercise its rights under this Section 2.1(b) to reduce the advance percentage, to address such event, condition or matter.

     (c) Except in Lender's discretion, the aggregate US Dollar Amount of the Loans and the Letter of Credit Accommodations outstanding at any time shall not exceed the applicable Maximum Credit. In the event that the outstanding US Dollar Amount of any component of the Loans, or the aggregate US Dollar Amount of the outstanding Loans and Letter of Credit Accommodations, exceed the amounts available under the lending formulas, the sublimits for Letter of Credit Accommodations set forth in Section 2.2(c) and Section 2.2(d) or the applicable Maximum Credit, as applicable, such event shall not limit, waive or otherwise affect any rights of Lender in that circumstance or on any future occasions and Borrower shall, upon demand by Lender, which may be made at any time or from time to time, immediately repay to Lender the entire amount of any such excess(es) for which payment is demanded.

     (d) For purposes only of applying the sublimit on Revolving Loans based on Eligible Inventory pursuant to Section 2.1(a)(ii)(B), Lender may treat the then undrawn amounts of outstanding Letter of Credit Accommodations for the purpose of purchasing Eligible Inventory as Revolving Loans to the extent Lender is in effect basing the issuance of the Letter of Credit Accommodations on the Value of the Eligible Inventory being purchased with such Letter of Credit Accommodations. In determining the actual amounts of such Letter of Credit Accommodations to be so treated for purposes of the sublimit, the outstanding Revolving Loans and Availability Reserves shall be attributed first to any components of the lending formulas in Section 2.1(a) that are not subject to such sublimit, before being attributed to the components of the lending formulas subject to such sublimit.

2.2  Letter of Credit Accommodations

     (a) Subject to, and upon the terms and conditions contained herein, at the request of Borrower, Lender agrees to provide or arrange for Letter of Credit Accommodations for the account of Borrower containing terms and conditions acceptable to Lender and the issuer thereof. Any payments made by Lender to any issuer thereof and/or related parties in connection with the Letter of Credit Accommodations shall constitute additional Revolving Loans to Borrower pursuant to this Section 2.2.

     (b) In addition to any charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations, Borrower shall pay to Lender a letter of credit fee at a rate equal to two percent (2%) per annum on the daily outstanding balance of the Letter of Credit Accommodations for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month, except that Borrower shall pay to Lender such letter of credit fee, at Lender's option, without notice, at a rate equal to four percent (4%) per annum on such daily outstanding balance for: (i) the period from and after the date of termination or non-renewal hereof until Lender has received full and final payment of all Obligations (notwithstanding entry of a judgment against Borrower) and (ii) the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing as determined by Lender in good faith. Such letter of credit fee shall be calculated on the basis of a three hundred and sixty (360) day year and actual days elapsed and the obligation of Borrower to pay such fee shall survive the termination or non-renewal of this Agreement.

     (c) No Letter of Credit Accommodations shall be available unless on the date of the proposed issuance of any Letter of Credit Accommodations, the Revolving Loans available to Borrower (subject to the Maximum Credit for Revolving Loans and Letter of Credit Accommodations and any Availability Reserves) are equal to or greater than: (i) if the proposed Letter of Credit Accommodation is for the purpose of purchasing Eligible Inventory and all negotiable documents of title with respect to such Eligible Inventory have been consigned to the issuer of the Letter of Credit Accommodation, the sum of (A) fifty percent (50%) of the Value of such Eligible Inventory, plus (B) freight, taxes, duty and other amounts which Lender estimates must be paid in connection with such Inventory upon arrival and for delivery to one of Borrower's locations for Eligible Inventory within Canada and (ii) if the proposed Letter of Credit Accommodation is for any other purpose, an amount equal to one hundred (100%) percent of the face amount thereof and all other commitments and obligations made or incurred by Lender with respect thereto. Effective on the issuance of each Letter of Credit Accommodation, an Availability Reserve shall be established in the applicable amount set forth in
Section 2.2(c)(i) or Section 2.2(c)(ii).

     (d) Except in Lender's discretion, the US Dollar Amount of all outstanding Letter of Credit Accommodations and all other commitments and obligations made or incurred by Lender in connection therewith, shall not at any time exceed Ten Million US Dollars (US $10,000,000). At any time an Event of Default exists or has occurred and is continuing, upon Lender's request, Borrower will either furnish cash collateral to secure the reimbursement obligations to the issuer in connection with any Letter of Credit Accommodations or furnish cash collateral to Lender for the Letter of Credit Accommodations, and in either case, the Revolving Loans otherwise available to Borrower shall not be reduced as provided in Section 2.2(c) to the extent of such cash collateral.

     (e) Borrower shall indemnify and hold Lender harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Lender may suffer or incur in connection with any Letter of Credit Accommodations and any documents, drafts or acceptances relating thereto, including, but not limited to, any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer or correspondent with respect to any Letter of Credit Accommodation. Borrower assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit Accommodation and for such purposes the drawer or beneficiary shall be deemed Borrower's agent. Borrower assumes all risks for, and agrees to pay, all foreign, federal, provincial and local taxes, duties and levies relating to any goods subject to any Letter of Credit Accommodations or any documents, drafts or acceptances thereunder. Borrower hereby releases and holds Lender harmless from and against any acts, waivers, errors, delays or omissions, whether caused by Borrower, by any issuer or correspondent or otherwise with respect to or relating to any Letter of Credit Accommodation. The provisions of this Section 2.2(e) shall survive the payment of Obligations and the termination or non-renewal of this Agreement.

     (f) Nothing contained herein shall be deemed or construed to grant Borrower any right or authority to pledge the credit of Lender in any manner. Lender shall have no liability of any kind with respect to any Letter of Credit Accommodation provided by an issuer other than Lender unless Lender has duly executed and delivered to such issuer the application or a guarantee or indemnification in writing with respect to such Letter of Credit Accommodation. Borrower shall be bound by any interpretation made in good faith by Lender, or any other issuer or correspondent under or in connection with any Letter of Credit Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of Borrower. Lender shall have the sole and exclusive right and authority to, and Borrower shall not: (i) at any time an Event of Default exists or has occurred and is continuing, (A) approve or resolve any questions of non-compliance of documents, (B) give any instructions as to acceptance or rejection of any documents or goods or

(C) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, and (ii) at all times, (A) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, and (B) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral. Lender may take such actions either in its own name or in Borrower's name.

     (g) Any rights, remedies, duties or obligations granted or undertaken by Borrower to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement in favour of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been granted or undertaken by Borrower to Lender. Any duties or obligations undertaken by Lender to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement by Lender in favour of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been undertaken by Borrower to Lender and to apply in all respects to Borrower.

2.3  Term Loan

     (a) Lender is making a Term Loan to Borrower in the original principal amount of the US Dollar Amount of Nine Million US Dollars (US$9,000,000) which shall be available to the Borrower by way of Canadian Prime Rate Loans, US Prime Rate Loans and/or Eurodollar Rate Loans, provided that the US Dollar Amount of the Term Loan at no time exceeds the Maximum Credit for the Term Loan as reduced by repayments from time to time required pursuant to the terms of this Agreement and the Term Note.

     (b) Subject to the terms and conditions of this Agreement, the principal amount of the Term Loan shall be repaid as follows:

          (i) by equal and consecutive monthly instalments of the US Dollar Amount of One Hundred and Fifty Thousand US Dollars (US$150,000) on the first day of each month during the term of this Agreement (as such term may be extended pursuant to Section 12.1) commencing on April 1, 2001; and

          (ii) the balance on February 13, 2003 (or such later date to which the term of this Agreement has been extended pursuant to Section 12.1).

     (c) For certainty, interest on the Term Loans shall be paid in accordance with Section 3.

     (d) Borrower shall be entitled to prepay all or any portion of the Term Loan, without penalty, provided that:

          (i) Lender has received at least three (3) Business Days prior written notice of such prepayment;

          (ii) if the Term Loan is prepaid in full, all accrued and unpaid interest thereon shall be concurrently paid;

          (iii) prepayments of any portion of the Term Loan outstanding by way of Eurodollar Rate Loans may only be made on the last day of the Interest Period therefor, except if Borrower pays to Lender such amount as Lender may certify (such certification to be conclusive evidence in the absence of manifest error) is necessary to compensate it for any cost or expense resulting from or in connection with such prepayment;

          (iv) the amount to be prepaid shall be in a minimum amount of the US Dollar Amount of Five Hundred Thousand US Dollars (US $500,000) or such greater amount that is a multiple of the US Dollar Amount of One Hundred Thousand US Dollars (US $100,000); and

          (v) the amount prepaid shall be applied to the monthly instalments payable pursuant to Section 2.3(b) in the inverse order of maturity.

          If, for any reason, Borrower, after having given notice of prepayment, fails to make such prepayment or fails to make such prepayment on the date specified, Borrower shall pay Lender such amount as Lender may certify (such certification to be conclusive evidence in the absence of manifest error) is necessary to compensate it for any cost or expense resulting from or in connection with such failure.

     (e) The Term Loan is (i) evidenced by a term promissory note (the "Term Note") in the aforesaid original principal amount duly executed and delivered by Borrower to Lender concurrently herewith; (ii) to be repaid, together with interest and other amounts, in accordance with this Agreement, the Term Note, and the other Financing Agreements and no amounts repaid or pre-paid may be re-borrowed and (iii) secured by all of the Collateral.

2.4  Availability Reserves

          All Revolving Loans and Letter of Credit Accommodations otherwise available to Borrower pursuant to the lending formulas and subject to the Maximum Credit for Revolving Loans and Letter of Credit Accommodations and other applicable limits hereunder shall be subject to Lender's continuing right to establish and revise Availability Reserves.

2.5 Voluntary Reduction of Maximum Credit for Revolving Loans and Letter of Credit Accommodations

          Borrower may, at any time and from time to time, on at least three (3) Business Days prior written notice to Lender, request a permanent reduction of the Maximum Credit for Revolving Loans and Letter of Credit Accommodations and on the date specified for such permanent reduction:

     (a) the Maximum Credit for Revolving Loans and Letter of Credit Accommodations (and consequently, the Maximum Credit for all Loans and Letter of Credit Accommodations) shall be reduced by the amount of such permanent reduction;

     (b) the sublimit for Letter of Credit Accommodations set forth in Section 2.2(d) shall be automatically and concurrently permanently reduced by proportionately the same amount as the Maximum Credit for Revolving Loans and Letter of Credit Accommodations has been reduced;

     (c) the amount of each permanent reduction shall be in a minimum amount of Five Hundred Thousand US Dollars (US $500,000) or such greater amount that is a multiple of One Hundred Thousand US Dollars (US $100,000); and

     (d) Borrower shall repay all Revolving Loans and/or reduce all Letter of Credit Accommodations in excess of the reduced Maximum Credit for Revolving Loans and Letter of Credit Accommodations and the reduced sublimit for Letter of Credit Accommodations set forth in Section 2.2(d);

PROVIDED HOWEVER that at no time prior to the end of the term of this Agreement shall Borrower be entitled to reduce the Maximum Credit for Revolving Loans and Letter of Credit Accommodations to an amount less than Ten Million US Dollars (US $10,000,000), except if Borrower reduces the Maximum Credit for Revolving Loans and Letter of Credit Accommodations to Zero US Dollar (US $0.00) while concurrently repaying in full all Loans and cancelling or retiring all Letter of Credit Accommodations.

SECTION 3.  INTEREST AND FEES
            -----------------

3.1  Interest

     (a) Borrower shall pay to Lender interest on the outstanding principal amount of the Loans at the Interest Rate.

     (b) Interest shall be payable by Borrower to Lender monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty five (365) day year in the case of Canadian Prime Rate Loans and on the basis of a three hundred and sixty (360) day year in the case of US Prime Rate Loans and Eurodollar Rate Loans but in each case for the actual days elapsed. In addition to increases and decreases in the Interest Rate resulting from changes in the Applicable Margin, the Interest Rate for Loans (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Applicable Reference Rate effective on the first day of the month after any change in such rate is announced. The increase or decrease shall be based on the Applicable Reference Rate in effect on the last day of the month in which any such change occurs. All interest accruing hereunder on and after an Event of Default or termination or non-renewal hereof shall be payable on demand.

     (c) For purposes of disclosure under the Interest Act (Canada), where interest or fees are calculated pursuant hereto at a rate based upon a 365 or 360 day year (the "First Rate"), it is hereby agreed that the rate or percentage of interest or fees, as the case may be, on a yearly basis is equivalent to such First Rate multiplied by the actual number of days in the year divided by 365 or 360, as the case may be.

     (d) Notwithstanding the provisions of this Section 3 or any other provision of this Agreement, in no event shall the aggregate "interest" (as that term is defined in Section 347 of the Criminal Code (Canada)) exceed the effective annual rate of interest on the "credit advanced" (as defined therein) lawfully permitted under Section 347 of the Criminal Code (Canada). The effective annual rate of interest shall be determined in accordance with generally accepted actuarial practices and principles over the term of the applicable Loan, and in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by Lender will be conclusive for the purposes of such determination. If any part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed to be amended to conform thereto.

     (e) A certificate of an authorized signing officer of Lender as to each amount and/or each rate of interest payable hereunder from time to time shall be conclusive evidence of such amount and of such rate, absent manifest error.

     (f) For greater certainty, whenever any amount is payable under this Agreement or any Financing Agreement by Borrower as interest or as a fee which requires the calculation of an amount using a percentage per annum, each party to this Agreement acknowledges and agrees that such amount shall be calculated as of the date payment is due without application of the "deemed reinvestment principle" or the "effective yield method". As an example, when interest is calculated and payable monthly, the rate of interest payable per month is 1/12 of the stated rate of interest per annum.

3.2  Eurodollar Rate Loans

     (a) The Borrower may from time to time request that Canadian Prime Rate Loans or US Prime Rate Loans be converted to Eurodollar Rate Loans or that any existing Eurodollar Rate Loans continue for an additional Interest Period. Such request from a Borrower shall specify the amount of the Canadian Prime Rate Loans or US Prime Rate Loans which will constitute Eurodollar Rate Loans (subject to the limits set forth below) and the Interest Period to be applicable to such Eurodollar Rate Loans. Subject to the terms and conditions contained herein, three (3) Business Days after receipt by Lender of such a request from the Borrower, such Canadian Prime Rate Loans or US Prime Rate Loans, as the case may be, shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be, provided, that, (i) no Default or Event of Default shall exist or have occurred and be continuing, (ii) no party hereto shall have sent any notice of termination or non-renewal of this Agreement, (iii) Borrower shall have complied with such customary procedures as are established by Lender and specified by Lender to Borrower from time to time for requests by Borrower for Eurodollar Rate Loans, (iv) no more than four (4) Interest Periods may be in effect at any one time, (v) the aggregate amount of the Eurodollar Rate Loans must be in an amount not less than Two Million US Dollars (US $2,000,000) or an integral multiple of One Million US Dollars (US $1,000,000) in excess thereof, and (vi) Lender shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to Lender through the US Reference Bank and can be readily determined as of the date of the request for such Eurodollar Rate Loan by the Borrower. Any request by the Borrower to convert Canadian Prime Rate Loans or US Prime Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable.

Notwithstanding anything to the contrary contained herein, Lender and US Reference Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Lender and US Reference Bank had purchased such deposits to fund the Eurodollar Rate Loans.

     (b) Any Eurodollar Rate Loans shall automatically convert to US Prime Rate Loans upon the last day of the applicable Interest Period, unless Lender has received a request from the Borrower with respect thereto to continue such Eurodollar Rate Loan at least three (3) Business Days prior to such last day in accordance with the terms hereof and confirmed that all conditions to Eurodollar Rate Loans have been satisfied. Any Eurodollar Rate Loans shall, at Lender's option, upon notice by Lender to Borrower, convert to US Prime Rate Loans in the event that this Agreement shall terminate or not be renewed. Borrower shall pay to Lender, upon demand by Lender (or Lender may, at its option, charge any loan account of the Borrower) any amounts required to compensate Lender, the US Reference Bank or any participant with Lender for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of Eurodollar Rate Loans to Prime Rate Loans pursuant to the immediately preceding sentence.

3.3  Closing Fee

          Borrower shall pay to Lender as a closing fee in the amount of Two Hundred and Fifty Thousand US Dollars (US $250,000) which shall be fully earned as of and payable on the date hereof.

3.4  Servicing Fee

          Borrower shall pay to Lender monthly a servicing fee in an amount equal to Two Thousand US Dollars (US $2,000) in respect of Lender's services for each month (or part thereof) while this Agreement remains in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be fully earned as of and payable in advance on the date hereof and on the first day of each month hereafter.

3.5  Unused Line Fee

          Borrower shall pay to Lender monthly an unused line fee at a rate equal to one half of one percent (0.50%) per annum calculated upon the amount by which (a) Sixteen Million US Dollars (US $16,000,000) exceeds (b) the US Dollar Amount equal to the average daily principal balance of the outstanding Revolving Loans and Letter of Credit Accommodations during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month in arrears.

3.6  Payments

          Unless otherwise specified by Lender, all interest, fees and other payments by Borrower hereunder shall be in the currency in which such Obligations are denominated.

3.7  Changes in Laws and Increased Costs of Loans

     (a) Notwithstanding anything to the contrary contained herein, all Eurodollar Rate Loans shall, upon notice by Lender to the Borrower, convert to US Prime Rate Loans in the event that (i) any change in applicable law or regulation (or the interpretation or administration thereof) shall either (A) make it unlawful for Lender, US Reference Bank or any participant with Lender to make or maintain Eurodollar Rate Loans or to comply with the terms hereof in connection with the Eurodollar Rate Loans, or (B) result in an increase in the costs to Lender, US Reference Bank or any participant with Lender of making or maintaining any Eurodollar Rate Loans by an amount deemed by Lender to be material, or (C) reduce the amounts received or receivable by Lender in respect thereof, by an amount deemed by Lender to be material or (ii) the cost to Lender, US Reference Bank or any participant with Lender of making or maintaining any Eurodollar Rate Loans shall otherwise increase by an amount deemed by Lender to be material. Borrower shall pay to Lender, within three (3) Business Days after written demand by Lender delivered to the Borrower (or Lender may, at its option, charge any loan account with respect to the Borrower) any amounts required to compensate Lender, the US Reference Bank or any participant with Lender for any loss (including loss of anticipated profits), cost or expense incurred by such person as a result of the foregoing, including, without limitation, any such loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain the Eurodollar Rate Loans or any portion thereof. A certificate of Lender setting forth the basis for the determination of such amount necessary to compensate Lender as aforesaid shall be delivered to the Borrower and shall be conclusive, absent manifest error.

     (b) If any payments or prepayments in respect of the Eurodollar Rate Loans are received by Lender other than on the last day of the applicable Interest Period (whether pursuant to acceleration, upon maturity or otherwise), including any payments pursuant to the application of collections under Section 6.3 or any other payments made with the proceeds of Collateral, Borrower shall pay to Lender within three (3) Business Days after written demand by Lender delivered to Borrower (or Lender may, at its option, upon the expiry of the said three (3) Business Days delay, charge any loan account with respect to the Borrower) any amounts required to compensate Lender, the US Reference Bank or any participant with Lender for any additional loss (including loss of anticipated profits), cost or expense incurred by such person as a result of such prepayment or payment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain such Eurodollar Rate Loans or any portion thereof.

SECTION 4.  CONDITIONS PRECEDENT
            --------------------

4.1  Conditions Precedent to Initial Loans and Letter of Credit Accommodations

          Each of the following is a condition precedent to Lender making the initial Loans and providing the initial Letter of Credit Accommodations hereunder:

     (a) Lender shall have received evidence (including, without limitation, any subordinations or releases of any other Liens in the Collateral required by Lender), in form and substance satisfactory to Lender, that Lender has valid perfected and first priority Liens upon the Collateral, subject only to the security interests and liens permitted herein or in the other Financing Agreements;

     (b) all requisite corporate action and proceedings in connection with this Agreement and the other Financing Agreements shall be satisfactory in form and substance to Lender, and Lender shall have received all information and copies of all documents, including, without limitation, records of requisite corporate action and proceedings which Lender may have requested in connection therewith, such documents where requested by Lender or its counsel to be certified by appropriate corporate officers or governmental authorities;

     (c) no Material Adverse Change shall have occurred with respect to the Borrower since the date of Lender's latest field examination and no event shall have occurred which would have a Material Adverse Effect on the Borrower;

     (d) Lender shall have completed a field review of the Records and such other information with respect to the Collateral as Lender may require to determine the amount of Revolving Loans available to Borrower, the results of which shall be satisfactory to Lender, not more than three (3) Business Days prior to the date hereof;

     (e) except as otherwise agreed by the Lender or permitted by Lender to be delivered after the date hereof, Lender shall have received, in form and substance satisfactory to Lender, all consents, waivers, acknowledgements and other agreements from third persons which Lender may deem necessary or desirable in order to permit, protect and perfect its Liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements, including acknowledgements by lessors, mortgagees and warehousemen of Lender's Liens upon the Collateral, waivers by such persons of any security interests, liens or other claims by such persons to the Collateral and agreements (including landlord's consents, bailee agreements and mortgagee's non-disturbance agreements) permitting Lender access to, and the right to remain on, all premises owned or used by Borrower to exercise its rights and remedies and otherwise deal with the Collateral and any other property securing the Obligations;

     (f) Lender shall have received evidence of insurance and loss payee endorsements required hereunder and under the other Financing Agreements, in form and substance satisfactory to Lender, and certificates of insurance policies and/or endorsements naming Lender as first loss payee and an additional insured;

     (g) Lender shall have received, in form and substance satisfactory to Lender, such opinion letters of legal counsel to Borrower with respect to the Financing Agreements and such other matters as Lender may request;

     (h) the other Financing Agreements and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Lender, in form and substance satisfactory to Lender;

     (i) Lender shall have received (i) a subordination and postponement of the Galey Inter-Company Loan (and all Liens in support thereof) to the Obligations (and Liens in support thereof), (ii) an agreement from Galey waiving all of its rights of set-off against Galey Inter-Company Receivables, and (iii) an access and co-operation agreement with respect to the books and records of the Borrower maintained in any of the offices of Galey, in each case in form and substance satisfactory to the Lender;

     (j) the Excess Availability as determined by Lender shall be at least Five Million US Dollars (US $5,000,000) after giving effect to (i) the initial Revolving Loans and Letter of Credit Accommodations made or to be made hereunder, (ii) the repayment of the portion of the Galey Inter-Company Loan to be made on the closing date; and (iii) payment of the fees and expenses of the Lender described in Section 6.6(b) and the fees and expenses of the Borrower relating to this credit facility.

4.2  Conditions Precedent to All Loans and Letter of Credit Accommodations

          Each of the following is an additional condition precedent to Lender making Loans and/or providing Letter of Credit Accommodations to Borrower, including the initial Loans and Letter of Credit Accommodations and any future Loans and Letter of Credit Accommodations:

     (a) all representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing of each such Letter of Credit Accommodation and after giving effect thereto; and

     (b) no Event of Default and no event or condition which, with notice or passage of time or both, would constitute an Event of Default, shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto.

SECTION 5.  INTENTIONALLY DELETED.
            ---------------------

SECTION 6.  COLLECTION AND ADMINISTRATION
            -----------------------------

6.1  Borrower's Loan Account

          Lender shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans, Letter of Credit Accommodations and other Obligations and the Collateral, (b) all payments made by or on behalf of Borrower and (c) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Lender's customary practices as in effect from time to time.

6.2  Statements

          Lender shall render to Borrower each month a statement setting forth the balance in the Borrower's loan account(s) maintained by Lender for Borrower pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Lender but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrower and conclusively binding upon Borrower as an account stated except to the extent that Lender receives a written notice from Borrower of any specific exceptions of Borrower thereto within thirty (30) days after the date such statement has been received by the Borrower. Until such time as Lender shall have rendered to Borrower a written statement as provided above, the balance in Borrower's loan account(s) shall be presumptive evidence of the amounts due and owing to Lender by Borrower. In the event of a conflict or inconsistency between the Term Note and the applicable loan account, such loan account shall prevail.

6.3  Collection of Accounts

     (a) Borrower shall establish and maintain, at its expense, lockboxes and related accounts ("Blocked Accounts"), as Lender may specify, and Lender may establish and maintain bank accounts of Lender ("Payment Accounts") in each case with such banks as are acceptable to Lender into which Borrower shall, in accordance with Lender's instructions, promptly deposit and direct its account debtors that remit payments by electronic funds transfers to directly remit, all payments on Accounts and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, cheque or other manner. The banks at which the Blocked Accounts are established shall enter into an agreement, in form and substance satisfactory to Lender, providing that all items received or deposited in the Blocked Accounts are the property of Lender, that the depository bank has no lien upon, or right to setoff against the Blocked Accounts, the items received for deposit therein, or the funds from time to time on deposit therein and that the depository bank will wire, or otherwise transfer, in immediately available funds, on a daily basis, all funds received or deposited into the Blocked Accounts to the Payment Accounts or such other bank account of Lender as Lender may from time to time designate for such purpose. Borrower agrees that all payments made to such Blocked Accounts or Payment Accounts or other funds received and collected by Lender, whether on the Accounts or as proceeds of Inventory or other Collateral or otherwise shall be the property of Lender.

     (b) For purposes of calculating the amount of the Loans available to Borrower, such payments will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Lender of immediately available funds in the Payment Account provided such payments and notice thereof are received in accordance with Lender's usual and customary practices as in effect from time to time and within sufficient time to credit Borrower's loan account on such day, and if not, then on the next Business Day. For the purposes of calculating interest on the Obligations, such payments or other funds received will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt of immediately available funds by Lender in the applicable Payment Account provided such payments or other funds and notice thereof are received in accordance with Lender's usual and customary practices as in effect from time to time and within sufficient time to credit Borrower's loan account on such day, and if not, then on the next Business Day. If Lender receives funds in a Payment Account at any time at which no Obligations are outstanding or in excess of such outstanding Obligations, Lender shall transfer such funds to Borrower at such account as Borrower may direct, provided that Borrower shall, at Lender's request at any time a Default has occurred and is continuing or Excess Availability is less than the US Dollar Amount of Five Million US Dollars (US $5,000,000), deposit such funds to an account maintained at the bank at which the Payment Accounts are maintained and, prior to such transfer, shall execute and deliver to Lender a cash collateral agreement in form and substance satisfactory to Lender providing to Lender a first priority security interest over such account.

     (c) Borrower and all of its affiliates, subsidiaries, shareholders, directors, employees or agents shall, acting as trustee for Lender, receive, as the property of Lender, any monies, cheques, notes, drafts or any other payment relating to and/or proceeds of Accounts, Inventory or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts or the Payment Accounts, or remit the same or cause the same to be remitted, in kind, to Lender. In no event shall the same be commingled with Borrower's own funds. Borrower agrees to reimburse Lender on demand for any amounts owed or paid to any bank at which a Blocked Account or Payment Account is established or any other bank or person involved in the transfer of funds to or from the Blocked Accounts or the Payment Accounts arising out of Lender's payments to or indemnification of such bank or person. The obligation of Borrower to reimburse Lender for such amounts pursuant to this Section 6.3 shall survive the termination or non-renewal of this Agreement.

6.4  Payments

          All Obligations shall be payable to the Payment Accounts as provided in Section 6.3 or such other place as Lender may designate from time to time. Unless otherwise specified or agreed to by the Lender, each payment of interest on any Loan, shall be made in the same currency in which the Loan is denominated. Lender may apply payments received or collected from Borrower or for the account of Borrower (including the monetary proceeds of collections or of realization upon any Collateral) to such of the Obligations, whether or not then due, in such order and manner as Lender determines. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by Borrower, or unless an Event of Default shall exist or have occurred and be continuing, Lender shall not apply any payments which it receives to any Eurodollar Rate Loans, except (i) on the expiration date of the Interest Period applicable to any such Eurodollar Rate Loans, or (ii) in the event that there are no outstanding US Prime Rate Loans or Canadian Prime Rate Loans. Payments and collections received in any currency other than US Dollars or Canadian Dollars will be accepted and/or applied at the sole discretion of Lender. To the extent Lender receives any payments or collections in respect of the Obligations in a currency other than the currency of the Obligation, Lender may, at its option (but is not obligated to), convert such other currency to the currency of the Obligation at the Spot Rate on such date and in such market as Lender may select (regardless of whether such rate is the best available rate). Borrower shall pay the costs of such conversion (or Lender may, at its option, charge such costs to the loan account of the Borrower maintained by Lender). At Lender's option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of Borrower. Borrower shall make all payments to Lender on the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Lender. Borrower shall be liable to pay to Lender, and does hereby indemnify and hold Lender harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.4 shall remain effective notwithstanding any contrary action which may be taken by Lender in reliance upon such payment or proceeds. This
Section 6.4 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

6.5  Authorization to Make Loans

          Lender is authorized to make the Loans and provide the Letter of Credit Accommodations based upon telephonic (confirmed the same Business Day in writing) or other instructions received from anyone purporting to be an officer of Borrower or other authorized person or, at the discretion of Lender, if such Loans are necessary to satisfy any Obligations when due. All requests for Loans or Letter of Credit Accommodations hereunder shall specify the date on which the requested advance is to be made or Letter of Credit Accommodations established (which day shall be a Business Day) and the amount of the requested Loan. Requests received after 11:00 a.m. Toronto time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. All Loans and Letter of Credit Accommodations under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, Borrower when deposited to the credit of Borrower or otherwise disbursed or established in accordance with the instructions of Borrower or in accordance with the terms and conditions of this Agreement. Except as otherwise provided herein for Eurodollar Loans, notice of requests for advances of Loans must be received on or before 11:00 a.m. Toronto time on the Business Day the requested advance is required and notice of requests for Letter of Credit Accommodations (accompanied by such information as may reasonably be required by Lender) must be received on or before 11:00 a.m. Toronto time at least five (5) Business Days prior to the Business Day the requested Letter of Credit Accommodation is required.

6.6  Use of Proceeds

          Borrower shall use the initial proceeds of the Loans provided by Lender to Borrower hereunder only for: (a) payments to each of the persons listed in the disbursement direction letter furnished by Borrower to Lender on or about the date hereof and (b) costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Financing Agreements. All other Loans made or Letter of Credit Accommodations provided by Lender to Borrower pursuant to the provisions hereof shall be used by Borrower only for general operating, working capital and other proper corporate purposes of Borrower not otherwise prohibited by the terms hereof; provided however that Loans shall not be used to repay the Galey Inter-Company Loan unless the conditions set out in Section 9.9(iv) are satisfied.

SECTION 7.  COLLATERAL REPORTING AND COVENANTS
            ----------------------------------

7.1  Collateral Reporting

          Borrower shall provide Lender with the following documents in a form satisfactory to Lender: (a) on a regular basis as required by Lender, a schedule of Accounts, sales made, credits issued and cash received; (b) on a monthly basis within seven (7) Business Days after each month end or more frequently as Lender may request, (i) perpetual inventory reports by category and location,
(ii) agings of accounts receivable, (iii) agings of accounts payable, and (iv) a report on outstanding Galey Inter-Company Receivables and Galey Inter-Company Payables including confirmation of the conditions described in Section 9.12(b);
(c) upon Lender's request, (i) copies of customer statements and credit memos, remittance advices and reports, and copies of deposit slips and bank statements,
(ii) copies of shipping and delivery documents, and (iii) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by Borrower; and (d) such other reports as to the Collateral as Lender shall reasonably request from time to time. If any of Borrower's records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, Borrower hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Lender and to follow Lender's instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

7.2  Accounts Covenants

     (a) Borrower shall notify Lender promptly of: (i) any material delay in Borrower's performance of any of its obligations to any account debtor or the assertion of any claims, offsets, defenses or counterclaims by any account debtor, or any disputes with account debtors, or any settlement, adjustment or compromise thereof, (ii) all material adverse information relating to the financial condition of any account debtor, (iii) any material amendment to, cancellation of, or reduction in the coverage of, any credit insurance relating to Eligible Accounts owing by account debtors located outside of Canada or the United States of America, and (iv) any event or circumstance which, to Borrower's knowledge would cause Lender to consider any then existing Accounts as no longer constituting Eligible Accounts. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor without Lender's consent, except in the ordinary course of Borrower's business in accordance with its practices and policies from time to time; provided that Borrower shall provide to Lender at least thirty (30) days prior written notice of any material change to its practices and policies existing as of the date hereof and hereby acknowledges that Lender does not waive any rights it may have hereunder arising from such change. So long as no Event of Default exists or has occurred and is continuing, Borrower shall settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor. At any time that an Event of

Default exists or has occurred and is continuing, Lender shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances.

     (b) Without limiting the obligation of Borrower to deliver any other information to Lender, Borrower shall promptly report to Lender any return of Inventory by any one account debtor if the Inventory so returned in such case has a value in excess of the US Dollar Amount of One Hundred and Fifty Thousand US Dollars (US $150,000). At any time that Inventory is returned, reclaimed or repossessed, the Account (or portion thereof) which arose from the sale of such returned, reclaimed or repossessed Inventory shall not be deemed an Eligible Account. In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Borrower shall, upon Lender's request, (i) hold the returned Inventory in trust for Lender, (ii) segregate all returned Inventory from all of its other property, (iii) dispose of the returned Inventory solely according to Lender's instructions, and (iv) not issue any credits, discounts or allowances with respect thereto without Lender's prior written consent.

     (c) With respect to each Account: (i) the amounts shown on any invoice delivered to Lender or schedule thereof delivered to Lender shall be true and complete, (ii) no payments shall be made thereon except payments immediately delivered to Lender pursuant to the terms of this Agreement, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except as reported to Lender in accordance with this Agreement and except for credits, discounts, allowances or extensions made or given in the ordinary course of Borrower's business in accordance with its practices and policies from time to time; provided that Borrower shall provide to Lender at least thirty (30) days prior written notice of any material change to its practices and policies existing as of the date hereof and hereby acknowledges that Lender does not waive any rights it may have hereunder arising from such change, (iv) there shall be no setoffs, deductions, contras, defences, counterclaims or disputes existing or asserted with respect thereto except as reported to Lender in accordance with the terms of this Agreement, (v) none of the transactions giving rise thereto will violate any applicable federal or provincial laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.

(d) Lender shall have the right at any time or times, in Lender's name or in the name of a nominee of Lender, to verify the validity, amount or any other matter relating to any Account, Inventory or other Collateral, by mail, telephone, facsimile transmission or otherwise.

(e) Upon the request of the Lender or at any time an Event of Default exists or has occurred and is continuing, the Borrower shall deliver or cause to be delivered to Lender, with appropriate endorsement and assignment, with full recourse to Borrower, all chattel paper and instruments which Borrower now owns or may at any time acquire immediately upon Borrower's receipt thereof, except as Lender may otherwise agree.

(f) Lender may, at any time or times that an Event of Default exists or has occurred and is continuing, (i) notify any or all account debtors that the Accounts have been hypothecated in favour of Lender and that Lender has a Lien therein and Lender may direct any or all accounts debtors to make payment of Accounts directly to Lender, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Accounts or other obligations included in the Collateral and thereby discharge or release the account debtor or any other party or parties in any way liable for payment thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Accounts or such other obligations, but without any duty to do so, and Lender shall not be liable for its failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Lender may deem necessary or desirable for the protection of its interests. At any time that an Event of Default exists or has occurred and is continuing, at Lender's request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been hypothecated in favour of Lender and are payable directly and only to Lender and Borrower shall deliver to Lender such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Lender may require.

7.3  Inventory Covenants

          With respect to the Inventory: (a) Borrower shall at all times maintain inventory records reasonably satisfactory to Lender, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, Borrower's cost therefor and daily withdrawals therefrom and additions thereto; (b) Borrower shall conduct a physical count of the Inventory at least once each year, but at any time or times as Lender may request on or after an Event of Default exists or has occurred and is continuing, and promptly following such physical inventory shall supply Lender with a report in the form and with such specificity as may be reasonably satisfactory to Lender concerning such physical count; (c) Borrower shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Lender, except for sales of Inventory in the ordinary course of Borrower's business and except to move Inventory directly from one location set forth or permitted herein to another such location; (d) upon Lender's request, Borrower shall, at its expense, no more than once in any twelve (12) month period, but at any time or times as Lender may request when an Event of Default exists or has occurred and is continuing, deliver or cause to be delivered to Lender written reports or Appraisals as to the Inventory; (e) Borrower shall produce, use, store and maintain the Inventory, with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws; (f) Borrower assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (g) Borrower shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate Borrower to repurchase such Inventory; (h) Borrower shall keep the Inventory in good and marketable condition; and (i) Borrower shall not, without prior written notice to Lender, acquire or accept any Inventory on consignment (except for Inventory taken on consignment according to Borrower's existing practice which is segregated and/or clearly marked and identified) or approval.

7.4  Equipment Covenants

          With respect to the Equipment: (a) upon Lender's request, Borrower shall, at its expense, at any time or times when Excess Availability is less than a US Dollar Amount equal to

Five Million US Dollars (US $5,000,000) and the Fixed Charge Coverage Ratio is less than 1.5:1.0 or at any time or times when an Event of Default has occurred and is continuing, deliver or cause to be delivered to Lender written reports or Appraisals as to the Equipment and if the outstanding amount of the Term Loan at such time is greater than 80% of the Net Orderly Liquidation Value of the Equipment as shown in such written report or Appraisal, the Borrower shall, in addition to the regularly scheduled principal repayments of the Term Loan, repay the principal of the Term Loan by an amount equal to such excess within three
(3) Business Days of written request by the Lender; (b) Borrower shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted); (c) Borrower shall use the Equipment with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws; (d) the Equipment is and shall be used in Borrower's business and not for personal, family, household or farming use; (e) Borrower shall not remove any Equipment from the locations set forth in the Information Certificate delivered in connection herewith or permitted herein without the prior written consent of Lender (which consent shall not be unreasonably withheld), except (i) as permitted pursuant to Section 9.7 hereof,
(ii) to the extent necessary to have any Equipment repaired or maintained in the ordinary course of the business of Borrower, (iii) to move Equipment directly from one location set forth in the Information Certificate delivered in connection herewith or permitted herein to another such location, or (iv) for the movement of motor vehicles used by or for the benefit of Borrower in the ordinary course of business; (f) the Equipment is now and shall remain personal (movable) property and Borrower shall not permit any of the Equipment to be or become a part of or affixed to real (immovable) property; and (g) Borrower assumes all responsibility and liability arising from the use of the Equipment.

7.5  Power of Attorney

          Borrower hereby irrevocably designates and appoints Lender (and all persons designated by Lender) as Borrower's true and lawful attorney-in-fact, and authorizes Lender, in Borrower's or Lender's name, to: (a) at any time an Event of Default or event which with notice or passage of time or both would constitute an Event of Default exists or has occurred and is continuing (i) demand payment on Accounts or other proceeds of Inventory or other Collateral,
(ii) enforce payment of Accounts by legal proceedings or otherwise, (iii) exercise all of Borrower's rights and remedies to collect any Account or other Collateral, (iv) sell or assign any Account upon such terms, for such amount and at such time or times as the Lender deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Account,
(vii) prepare, file and sign Borrower's name on any proof of claim in bankruptcy or other similar document against an account debtor, (viii) notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Lender, and open and dispose of all mail addressed to Borrower, and (ix) do all acts and things which are necessary, in Lender's determination, to fulfil Borrower's obligations under this Agreement and the other Financing Agreements and (b) at any time to (i) take control in any manner of any item of payment or proceeds thereof, (ii) have access to any lockbox or postal box into which Borrower's mail is deposited, (iii) endorse Borrower's name upon any items of payment or proceeds thereof and deposit the same in the Lender's account for application to the Obligations, (iv) endorse Borrower's name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Account or any goods pertaining thereto or any other

Collateral, (v) sign Borrower's name on any verification of Accounts and notices thereof to account debtors and (vi) execute in Borrower's name and file any financing statements or amendments thereto. Borrower hereby releases Lender and its officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Lender's (or its officers', employees' or designees') own gross negligence or wilful misconduct as determined pursuant to a final non-appealable judgment of a court of competent jurisdiction.

7.6  Right to Cure

          Lender may, at its option, (a) cure any default by Borrower under any agreement with a third party or pay or bond on appeal any judgment entered against Borrower, (b) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and (c) pay any amount, incur any expense or perform any act which, in Lender's judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Lender with respect thereto. Lender may add any amounts so expended to the Obligations and charge Borrower's account therefor, such amounts to be repayable by Borrower on demand. Lender shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of Borrower. Any payment made or other action taken by Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

7.7  Access to Premises

          From time to time as requested by Lender, at the cost and expense of Borrower, (a) Lender or its designee shall have complete access to all of Borrower's premises during normal business hours and after two (2) Business Days' prior notice to Borrower (but no more often than four (4) times in any period of twelve (12) consecutive months), or at any time or times, without limitation or notice to Borrower if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of Borrower's books and records, including, without limitation, the Records, and (b) Borrower shall promptly furnish to Lender such copies of such books and records or extracts therefrom as Lender may request, and (c) use during normal business hours such of Borrower's personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Accounts and realization of other Collateral.

SECTION 8.  REPRESENTATIONS AND WARRANTIES
            ------------------------------

          Borrower hereby represents and warrants to Lender the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of Loans and providing Letter of Credit Accommodations by Lender to Borrower:

8.1  Corporate Existence, Power and Authority; Subsidiaries

          Borrower is a corporation duly incorporated, validly existing and duly organized under the laws of its jurisdiction of incorporation and is duly qualified or registered as a foreign or extra-provincial corporation in all provinces, states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect with respect to the Borrower. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder are all within Borrower's corporate powers, have been duly authorized and are not in contravention of law or the terms of Borrower's certificate of incorporation, by-laws, or other organizational documentation, or any indenture, agreement or undertaking to which Borrower is a party or by which Borrower or its property are bound. This Agreement and the other Financing Agreements constitute legal, valid and binding obligations of Borrower enforceable in accordance with their respective terms. Borrower does not have any subsidiaries.

8.2  Financial Statements; No Material Adverse Change

          All financial statements relating to Borrower which have been or may hereafter be delivered by or on behalf of Borrower to Lender have been prepared in accordance with GAAP and fairly present the financial condition and the results of operation of Borrower as at the dates and for the periods set forth therein. Except as disclosed in any interim financial statements furnished by or on behalf of Borrower to Lender prior to the date of this Agreement, there has been no Material Adverse Change relating to the Borrower, since the date of the most recent audited financial statements furnished by or on behalf of Borrower to Lender prior to the date of this Agreement.

8.3  Chief Executive Office; Collateral Locations

          The chief executive office of Borrower and Borrower's Records concerning Accounts are located only at the address set forth in the Information Certificate and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in the Information Certificate, subject to the right of Borrower to establish new locations in accordance with Section 9.2 below. The Information Certificate also correctly identify any of such locations which are not owned by Borrower and sets forth the owners and/or operators thereof and to the best of Borrower's knowledge, the holders of any mortgages on such locations.

8.4  Priority of Liens; Title to Properties

          The Liens granted to Lender under this Agreement and the other Financing Agreements constitute valid and perfected first priority Liens in and upon the Collateral subject only to the Liens indicated on Schedule 8.4 hereto (except to the extent that Lender requires the discharge thereof prior to the advance of the initial Loans or provision of initial Letter of Credit Accommodations hereunder) and the other Liens permitted under Section 9.8 hereof. Borrower has good and marketable title to all of its properties and assets subject to no Liens of any kind, except those granted to Lender and such others as are specifically listed on Schedule 8.4 hereto (except to the extent that Lender requires the discharge thereof prior to the advance of the initial

Loans or provision of initial Letter of Credit Accommodations hereunder) or permitted under Section 9.8 hereof.

8.5  Tax Returns

          Borrower has filed, or caused to be filed, in a timely manner all tax returns, reports and declarations which are required to be filed by it. All information in such tax returns, reports and declarations is complete and accurate in all material respects. Borrower has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued by Borrower and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid federal, provincial, municipal, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

8.6  Litigation

          Except as set forth on the Information Certificate, there is no present investigation by any governmental agency pending, or to the best of Borrower's knowledge threatened, against or affecting Borrower or any of its assets or business and there is no action, suit, proceeding or claim by any Person pending, or to the best of Borrower's knowledge threatened, against Borrower, or any of its assets or goodwill, or against or affecting any transactions contemplated by this Agreement, which if adversely determined against Borrower would result in any Material Adverse Change, or would have a Material Adverse Effect, relating to the Borrower.

8.7  Compliance with Other Agreements and Applicable Laws

          Borrower is not in default in any material respect under, or in violation in any material respect of any of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound and Borrower is in compliance in all material respects with all applicable provisions of laws, rules, regulations, licenses, permits, approvals and orders of any foreign, federal, provincial or local governmental authority.

8.8  Bank Accounts

          All of the deposit accounts, investment accounts or other accounts in the name of or used by Borrower maintained at any bank or other financial institution are set forth on Schedule 8.8 hereto, subject to the right of Borrower to establish new accounts in accordance with Section 9.16 below.

8.9  Accuracy and Completeness of Information

          All information furnished in writing by or on behalf of Borrower to Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including all information on the Information Certificates is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred which has had or could reasonably be expected to have a Material Adverse Effect relating to Borrower, which has not been fully and accurately disclosed to Lender in writing.

8.10 Status of Pension Plans

               To the best knowledge of Borrower:

     (a) The Pension Plans are duly registered under all applicable provincial pension benefits legislation.

     (b) All obligations of Borrower (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Pension Plans or the funding agreements therefor have been performed in a timely fashion. There are no outstanding disputes concerning the assets held pursuant to any such funding agreement.

     (c) All contributions or premiums required to be made by Borrower to the Pension Plans have been made in a timely fashion in accordance with the terms of the Pension Plans and applicable laws and regulations.

     (d) All employee contributions to the Pension Plans required to be made by way of authorized payroll deduction have been properly withheld by Borrower and fully paid into the Pension Plans in a timely fashion.

     (e) All reports and disclosures relating to the Pension Plans required by any applicable laws or regulations have been filed or distributed in a timely fashion.

     (f) There have been no improper withdrawals, or applications of, the assets of any of the Pension Plans.

     (g) No amount is owing by any of the Pension Plans under the Income Tax Act (Canada) or any provincial taxation statute.

     (h) The Pension Plans are fully funded both on an ongoing basis and on a solvency basis (using actuarial assumptions and methods which are consistent with the valuations last filed with the applicable governmental authorities and which are consistent with generally accepted actuarial principles).

     (i) Borrower, after diligent enquiry, has neither any knowledge, nor any grounds for believing, that any of the Pension Plans is the subject of an investigation, any other proceeding, an action or a claim. There exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such proceeding, action or claim.

8.11  Environmental Compliance

     (a) The Borrower has not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates in any material respect any applicable Environmental Law or any material license, permit, certificate, approval or similar authorization thereunder and the operations of Borrower comply in all material respects with all Environmental Laws and all material licenses, permits, certificates, approvals and similar authorizations thereunder.

     (b) There has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other person, nor is any pending or to the best of Borrower's knowledge threatened, with respect to any material non-compliance with or violation of the requirements of any Environmental Law by Borrower or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which affects Borrower or any of its business, operations or assets or any properties at which Borrower has transported, stored or disposed of any Hazardous Materials in any material respect.

     (c) The Borrower has no material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

     (d) Borrower has all material licenses, permits, certificates, approvals or similar authorizations required to be obtained or filed in connection with the operations of Borrower under any Environmental Law and all of such licenses, permits, certificates, approvals or similar authorizations are valid and in full force and effect.

8.12  Survival of Warranties; Cumulative

           All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Lender on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Lender regardless of any investigation made or information possessed by Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which Borrower shall now or hereafter give, or cause to be given, to Lender.

SECTION 9.          AFFIRMATIVE AND NEGATIVE COVENANTS
                    ----------------------------------

9.1  Maintenance of Existence

          Borrower shall, at all times preserve, renew and keep in full force and effect its corporate existence and rights and franchises with respect thereto and maintain in full force and effect all material permits, licenses, trademarks, trade names, approvals, authorizations, leases and contracts necessary to carry on the business as presently or proposed to be conducted. Borrower shall give Lender thirty (30) days prior written notice of any proposed change in its corporate name, which notice shall set forth the new name and Borrower shall deliver to Lender a certified copy of the Articles of Amendment of Borrower (or similar documents appropriate for a particular jurisdiction of Borrower) providing for the name change immediately following its filing.

9.2  New Collateral Locations

          Borrower may open any new location within Canada provided Borrower (a) gives Lender thirty (30) days prior written notice of the intended opening of any such new location and (b) Borrower executes and delivers, or causes to be executed and delivered, to Lender such agreements, documents, and instruments as Lender may deem reasonably necessary or desirable to protect its interests in the Collateral at such location, including financing statements and such other evidence as Lender may require of the perfection of Lender's first priority Lien where required by Lender.

9.3  Compliance with Laws, Regulations, Etc.

     (a) Borrower shall, at all times, comply in all material respects with all laws, rules, regulations, licenses, permits, approvals and orders applicable to it and duly observe all requirements of any federal, provincial or local governmental authority, including, without limitation, all statutes, rules, regulations, orders, permits and stipulations relating to environmental pollution and employee health and safety, including, without limitation, all of the Environmental Laws except for any matter that Borrower is contesting in good faith by appropriate proceedings diligently pursued and which is not reasonably expected to have a Material Adverse Effect with respect to the Borrower.

     (b) Borrower shall establish, implement and maintain policies and procedures to assure its continued compliance with all Environmental Laws in all of its operations. Copies of all environmental surveys, audits, assessments, feasibility studies and results of remedial investigations shall be promptly furnished, or caused to be furnished, by Borrower to Lender. Borrower shall take prompt and appropriate action to respond to any material non-compliance with any of the Environmental Laws and shall regularly report to Lender on such response.

     (c) Borrower shall give both oral and written notice to Lender immediately upon Borrower's receipt of any notice of, or Borrower's otherwise obtaining knowledge of, (i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of any Hazardous Material or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any non-compliance with or violation of any

Environmental Law by Borrower or (B) the release, spill or discharge, threatened or actual, of any Hazardous Material or (C) the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials that does not comply with Environmental Laws, or (D) the violation of any other environmental, health or safety matter, which individually or in the aggregate may have a Material Adverse Effect with respect to the Borrower or its business, operations or assets or any properties at which Borrower transported, stored or disposed of any Hazardous Materials.

     (d) Without limiting the generality of the foregoing, whenever Lender reasonably determines that there is non- compliance, or any condition which requires any action by or on behalf of Borrower in order to avoid any material non-compliance, with any Environmental Law, Borrower shall, at Lender's request and Borrower's expense: (i) cause an independent environmental engineer reasonably acceptable to Lender to conduct such tests of the site where Borrower's non-compliance or alleged non-compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to Lender a report as to such non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Lender a supplemental report of such engineer whenever the scope of such non-compliance, or Borrower's response thereto or the estimated costs thereof, shall change in any material respect.

     (e) Borrower shall indemnify and hold harmless Lender, its directors, officers, employees, agents, invitees, representatives, successors and assigns (collectively, "Indemnified Persons"), from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable legal fees and expenses) incurred or suffered by any Indemnified Person, directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including, without limitation, the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of Borrower and the preparation and implementation of any closure, remedial or other required plans.

     (f)  All representations, warranties, covenants and indemnifications in
Section 9.3 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

9.4    Payment of Taxes and Claims

             Borrower shall duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets when due, except for taxes, assessments, contributions or governmental charges the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books. Borrower shall be liable for any tax or penalties imposed on Lender as a result of the financing arrangements provided for herein and Borrower agrees to indemnify and hold Lender harmless with respect to the foregoing, and to repay to Lender on demand the amount thereof, and until paid by Borrower such amount shall be added and deemed part of the Revolving Loans, provided, that, nothing contained herein shall be construed to require Borrower to pay any income or franchise taxes attributable to the income of Lender from any amounts charged or paid hereunder to Lender.

The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

9.5    Insurance

             Borrower shall, at all times maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Said policies of insurance shall be satisfactory to Lender as to form, amount and insurer. Borrower shall furnish certificates, policies or endorsements to Lender as Lender shall require as proof of such insurance, and, if Borrower fails to do so, Lender is authorized, but not required, to obtain such insurance at the expense of Borrower. All policies shall provide for at least thirty (30) days prior written notice to Lender of any cancellation or reduction of coverage and that Lender may act as attorney for Borrower in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and cancelling such insurance. Borrower shall cause Lender to be named as a loss payee (but without any liability for any premiums) under such insurance policies and Borrower shall obtain non-contributory lender's loss payable endorsements to all insurance policies in form and substance satisfactory to Lender. Such lender's loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Lender as its interests may appear and further specify that Lender shall be paid regardless of any act or omission by Borrower or any of its affiliates.

            Borrower covenants and agrees as follows in the event of the damage or destruction of Collateral:

     (a) So long as no Event of Default exists or has occurred and is continuing, if insurance proceeds arising from the damage or destruction of Collateral in any single or multiple occurrences during any fiscal year are less than the US Dollar Amount of Five Hundred Thousand US Dollars (US $500,000), then the Borrower shall apply such proceeds to the cost of repair or replacement of such Collateral;

     (b) So long as no Event of Default exists or has occurred and is continuing and the daily average Excess Availability (adjusted to eliminate the Value of all of the Eligible Inventory which was damaged or destroyed) is greater than the US Dollar Amount of Two Million US Dollars (US $2,000,000) when averaged over the period covering the day of, and the twenty (20) consecutive Business Days preceding, receipt of insurance proceeds from the damage or destruction of Collateral:

          (i) in the case of damage or destruction of Equipment which is not covered by Section 9.5(a) above: (A) firstly, the Borrower shall apply the property insurance proceeds arising from such damage or destruction, to prepay the Term Loan pursuant to
                 Section 2.3(d) (except for Section 2.3(d)(iv)) by an aggregate amount equal to (x) the US Dollar Amount as of the date of this Agreement of 80% of the Net Orderly Liquidation Value of the Equipment damaged or destroyed as shown in the Appraisal of Equipment dated December 8, 2000 prepared by Hilco Auction & Appraisal Services, LLC

                 ("Closing Appraisal"), a copy of which was provided to the Lender (the "Allocated Amount"), minus (y) an amount equal to the result obtained when the Allocated Amount is divided by the US Dollar Amount of Nine Million US Dollars (US $9,000,000) and then multiplied by the US Dollar Amount of all principal repayments of the Term Loan received by Lender prior to the date of prepayment of the Term Loan pursuant to this paragraph; provided however that if the Net Orderly Liquidation Value of the Equipment damaged or destroyed is more than fifty percent (50%) of the Net Orderly Liquidation Value of all of the Borrower's Equipment as shown in the Closing Appraisal, the Borrower shall apply such insurance proceeds to prepay the Term Loan in full, and (B) secondly, the Borrower shall apply any remaining property insurance proceeds arising from such damage or destruction to the cost of repairing or replacing the Equipment damaged or destroyed within a reasonable period of time following receipt of such insurance proceeds (but in any event within nine (9) months following the receipt of the first of such insurance proceeds), failing which such insurance proceeds may be applied by Lender to payment of Obligations, whether or not then due, in any order and in such manner as Lender may determine. If the Term Loan is paid in full pursuant to the provisions of this paragraph, then upon at least ten
                 (10) Business Days prior written request of Borrower, Lender shall discharge its Financing Agreements as against the Equipment and the real (immovable) property located at 575, rue des Ecoles, Drummondville, Quebec, J2B 1J6 but only if the following conditions are satisfied: (1) the daily average Excess Availability (adjusted to eliminate the Value of all of the Eligible Inventory which was damaged or destroyed) has been greater than the US Dollar Amount of Five Million US Dollars (US $5,000,000) when averaged over the period covering the day of, and the twenty (20) consecutive Business Days immediately preceding the day of, such discharge, (2) no Default or Event of Default exists or has occurred and is continuing as of the date of such discharge, (3) Borrower agrees that no Revolving Loans will be used for the repair, replacement or rebuilding of any of the Equipment or such real (immovable) property, and (4) Borrower agrees that it will not grant a Lien against all or a material portion of the Equipment of Borrower and/or against such real (immovable) property to any other Person unless such Person enters into an inter-creditor agreement in form and scope reasonably satisfactory to Lender acknowledging Lenders first priority Lien against all Inventory, Accounts and the books and records relating thereto, providing the Lender such reasonable access to and use of the Equipment and such real (immovable) property as it may require to realise upon the Inventory (including, without limitation, completion of work in process and sale of the Inventory from Borrower's premises) and Accounts and providing such other rights as Lender would customarily deem necessary or desirable in such circumstances;

          (ii) in the case of damage or destruction of Inventory which is not covered by Section 9.5(a) above, the Borrower shall apply all of the property insurance proceeds arising from such damage or destruction to repay Revolving Loans. For certainty, all damaged or destroyed Inventory shall immediately no longer constitute Eligible Inventory and, subject to the other terms and conditions of this Agreement, Borrower shall continue to be entitled to advance of Revolving Loans; and

          (iii) in the case of damage or destruction of Borrower's real (immovable) property which is not covered by Section 9.5(a) above, the Borrower shall apply all of the property insurance proceeds arising from such damage or destruction to the cost of repairing, rebuilding or replacing the real (immovable) property damaged or destroyed within a reasonable period of time following receipt of such insurance proceeds (but in any event within nine (9) months following the receipt of the first of such insurance proceeds), failing which such insurance proceeds may be applied by Lender to payment of Obligations, whether or not then due, in any order and in such manner as Lender may determine;

     (c) In all other circumstances, Lender may, at its option, apply any insurance proceeds received by Lender to the cost of repairs or replacement of Collateral and/or to payment of the Obligations, whether or not then due, in any order and in such manner as Lender may determine or hold such proceeds as cash collateral for the Obligations.

9.6    Financial Statements and Other Information

     (a) Borrower shall keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of Borrower and its subsidiaries (if any) in accordance with GAAP and Borrower shall furnish or cause to be furnished to
Lender:

          (i) within twenty (20) days after the end of each fiscal month (other than the fiscal month that is the last month of any fiscal quarter), (A) monthly unaudited consolidated financial statements (including in each case balance sheets, statements of income and loss and, statements of cash flow), all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrower and its respective subsidiaries as of the end of and through such fiscal month, and (B) a Compliance Certificate signed by a senior officer of the Borrower, certifying, inter alia, (I) that as of the end of
                                           ----------
                 such fiscal month, no default or Event of Default had occurred and was continuing, and (II) a calculation of Tangible Net Worth as at the end of such fiscal month, together with supporting detail showing the calculation thereof;

          (ii) within forty-five (45) days following the end of each fiscal quarter of the Borrower, (A) quarterly unaudited consolidated financial statements (including in each case balance sheets, statements of income and loss and, statements of cash flow), all in reasonable detail, fairly presenting the financial position and results of the operations of Borrower and its subsidiaries as of the end of and through such fiscal quarter and the portion of the applicable fiscal year through the end of such fiscal quarter, (B) a Compliance Certificate signed by a senior officer of the Borrower, certifying, inter alia, (I) that as of
                                                      ----------
                 the end of such fiscal quarter, no Default or Event of Default had occurred and was continuing, (II) a calculation of the Fixed Charge Coverage Ratio as at the end of such fiscal quarter based on the Borrower's most recently completed four fiscal quarters together with supporting detail showing the calculation thereof, and (III) a calculation of Tangible Net Worth as at the end of such fiscal quarter, together with supporting detail showing the calculation thereof, and (C) a copy of the quarterly financial statements of Galey filed with governmental authorities pursuant to applicable laws;

          (iii) within ninety (90) days after the end of each fiscal year, audited consolidated financial statements expressed in US Dollars (including in each case balance sheets, statements of income and loss and, statements of changes in financial position), and the accompanying notes thereto, all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrower and its subsidiaries as of the end of and for such fiscal year, together with the unqualified opinion of independent chartered accountants, which accountants shall be an independent accounting firm selected by Borrower and reasonably acceptable to Lender, that such financial statements have been prepared in accordance with GAAP, and present fairly the results of operations and financial condition of Borrower and its subsidiaries as of the end of and for the fiscal year then ended; and

          (iv) not more than forty-five (45) days after the end of each fiscal year of Borrower annual financial projections ("Annual Financial Projections") for the next fiscal year of Borrower and shall include a projected balance sheet, income statement and statement of cash flow, prepared on a monthly basis for such fiscal year, monthly projected Excess Availability, proposed budgets for operating and capital expenditures, acquisitions and related financing costs for Borrower and such other information as may be reasonably requested by Lender.

     (b) Borrower shall promptly notify Lender in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to the Collateral or any other property which is security for the Obligations or which would result in any Material Adverse Change relating to the Borrower and
(ii) the occurrence of any Event of Default or event which, with the passage of time or giving of notice or both, would constitute an Event of Default.

     (c) Borrower shall promptly after the sending or filing thereof furnish or cause to be furnished to Lender copies of all reports which Borrower sends to its shareholders generally.

     (d) Borrower shall furnish or cause to be furnished to Lender such budgets, forecasts, projections and other information respecting the Collateral and the business of Borrower, as Lender may, from time to time, reasonably request. Lender is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrower to any court or other government agency (to the extent required by any law, regulation, order, directive or administrative policy having the force of law) or to any participant or assignee or prospective participant or assignee of all or any part of the credit facility hereunder. Borrower hereby irrevocably authorizes and directs its accountants or auditors to deliver to Lender, at Borrower's expense, copies of the financial statements of Borrower and any reports or management letters prepared by such accountants or auditors on behalf of Borrower and to disclose to Lender such information as they may have regarding the business of Borrower. Any documents, schedules, invoices or other papers delivered to Lender may be destroyed or otherwise disposed of by Lender one (1) year after the same are delivered to Lender, except as otherwise designated by Borrower to Lender in writing.

9.7    Sale of Assets, Consolidation, Amalgamation, Dissolution, Etc.

             Borrower shall not directly or indirectly, (a) amalgamate with any other Person or permit any other Person to amalgamate with it, or (b) sell, assign, lease, transfer, abandon or otherwise dispose of any shares or indebtedness to any other Person or any of its assets to any other Person (except for (i) sales of Inventory in the ordinary course of business and (ii) the disposition of worn-out or obsolete Equipment or Equipment no longer used in the business of Borrower (collectively, "Obsolete Equipment") so long as (A) if an Event of Default exists or has occurred and is continuing, any proceeds are paid to Lender, (B) such dispositions do not involve Obsolete Equipment having an aggregate fair market value in excess of the US Dollar Amount of One Hundred Fifty Thousand US Dollars (US $150,000) for all such Obsolete Equipment disposed of in any fiscal year of Borrower, (C) Borrower provides confirmation reasonably satisfactory to Lender prior to any such disposition of Obsolete Equipment that Borrower has projected to spend during the fiscal year in which such disposition occurs, an aggregate amount at least equal to the aggregate fair market value of all Obsolete Equipment disposed of during such fiscal year to date (including such proposed disposition)) for the acquisition (other than by way of Capital Lease) of new or replacement Equipment used for the manufacture of Inventory, and that such projections continue to accurately reflect Borrower's plans with respect to such acquisitions for such fiscal year, and (D) the aggregate amount spent by Borrower for the acquisition (other than by way of Capital Lease) of new or replacement Equipment used for the manufacture of Inventory during any fiscal year shall be at least equal to the aggregate fair market value of Obsolete Equipment disposed of during such fiscal year as permitted pursuant to this Section 9.7 and Borrower shall deliver concurrent with its annual audited financial statements for each fiscal year pursuant to 9.6(a)(iii), a Compliance Certificate signed by a senior officer of Borrower certifying the amounts of each of the foregoing together with such detail and supporting documentation as may reasonably be requested by Lender, or (c) form or acquire any subsidiaries, or (d) wind up, liquidate or dissolve or (e) agree to do any of the foregoing.

9.8    Encumbrances

             Borrower shall not create, incur, assume or suffer to exist any Lien of any nature whatsoever on any of its assets or properties, including the Collateral, except: (a) Liens of Lender; (b) Liens securing the payment of taxes, either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued by the Borrower, and with respect to which adequate reserves have been set aside on its books; (c) non-consensual statutory Liens (other than Liens securing the payment of taxes) arising in the ordinary course of Borrower's business to the extent: (i) such Liens secure indebtedness which is not overdue or (ii) such Liens secure indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued by the Borrower, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books; (d) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of real (immovable) property which do not interfere in any material respect with the use of such real (immovable) property or ordinary conduct of the business of Borrower, as presently conducted thereon or materially impair the value of the real (immovable) property which may be subject thereto; (e) purchase money security interests in Equipment (including Capital Leases) and purchase money mortgages on real estate not to exceed in the aggregate, the US Dollar Amount of One Million US Dollars (US $1,000,000) at any time outstanding for Borrower so long as such security interests and mortgages do not apply to any property of Borrower other than the Equipment or real estate so acquired, and the indebtedness secured thereby does not exceed the cost of the Equipment or real estate so acquired, as the case may be, (f) Liens on Equipment or real property granted as permitted pursuant to Section 9.5(b)(i) upon payment in full of the Term Loan but only securing indebtedness to the maximum amount permitted pursuant to Section 9.9(f), and (g) the security interests and Liens set forth on Schedule 8.4 hereto (except to the extent that Lender requires the discharge thereof prior to the advance of the initial Loans or provision of initial Letter of Credit Accommodations hereunder).

9.9    Indebtedness

              Borrower shall not incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any obligations or indebtedness, except (a) the Obligations; (b) trade obligations and normal accruals in the ordinary course of business not yet due and payable, or with respect to which the Borrower is contesting in good faith the amount or validity thereof by appropriate proceedings diligently pursued by the Borrower, and with respect to which adequate reserves have been set aside on its books; (c) purchase money indebtedness (including Capital Leases) to the extent not incurred or secured by Liens (including Capital Leases) in violation of any other provision of this Agreement; (d) the indebtedness set forth on Schedule 9.9 hereto; (e) Galey Inter-Company Loans provided such loans (and all security therefor) are postponed and subordinated to the Obligations (and the Liens in favour of the Lender) in a manner and upon terms and conditions satisfactory to the Lender, and (f) in connection with the damage or destruction of Equipment which requires repayment in full of the Term Loan pursuant to Section 9.5(b)(i), indebtedness for borrowed moneys required to repair, rebuild or replace the Equipment or real property damaged or destroyed, which is incurred after repayment in full of the Term Loan as required pursuant to Section 9.5(b)(i) provided the aggregate amount of such indebtedness does not exceed the greater of (i) the US Dollar Amount of Six Million Seven Hundred and Fifty Thousand US Dollars (US$6,750,000), and (ii) the US Dollar Amount of the principal amount of the Term Loan outstanding and so repaid in full; provided, that, (i) subject to
                                             --------  ----
paragraph (iv) immediately below, Borrower may only make regularly scheduled payments of principal and interest in respect of such indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such indebtedness as in effect on the date hereof, (ii) Borrower shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof, or (B) redeem, retire, defease, purchase or otherwise acquire such indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, (iii) Borrower shall furnish to Lender all notices or demands in connection with such indebtedness either received by Borrower or on its behalf, promptly after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be; and (iv) Borrower may make repayments of the principal of, and payments of interest on, the Galey Inter-Company Loans from time to time provided that (A) no Event of Default exists or has occurred and is continuing or such repayment or payment would or could reasonably be expected to result in the occurrence of an Event of Default hereunder, (B) interest on the Galey Inter-Company Loans shall at no time exceed a rate of 9% per annum, compounded annually and payments of interest on the Galey Inter-Company Loans shall be made no more frequently than quarterly, and
(C) after making any such repayment or payment, there remains Excess Availability of at least the US Dollar Amount of Five Million Dollars (US $5,000,000) except in the case of any payments of interest on the Galey Inter-Company Loans where at least ninety percent (90%) of the amount of which is funded by an advance of a Galey Inter-Company Loan to Borrower and the Borrower has provided Lender with at least three (3) Business Days prior written notice of the amount of such payment and advance of Galey Inter-Company Loan.

9.10   Loans, Investments, Guarantees, Etc.

             Borrower shall not directly or indirectly, make any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the shares or indebtedness or all or a substantial part of the assets or property of any person, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly) the indebtedness, performance, obligations or dividends of any Person or agree to do any of the foregoing, except: (a) the endorsement of instruments for collection or deposit in the ordinary course of business; (b) investments in:
(i) short-term direct obligations of the Canadian Government, (ii) negotiable certificates of deposit issued by any bank satisfactory to Lender, payable to the order of the Borrower or to bearer, and (iii) commercial paper rated A1 or P1; provided, that, as to any of the foregoing, unless waived in writing by Lender, Borrower shall take such actions as are deemed necessary by Lender to perfect the security interest of Lender in such investments; and (c) the loans, advances and guarantees set forth on Schedule 9.10 hereto; provided, that, as to such loans, advances and guarantees, (i) Borrower shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such loans, advances or guarantees or any agreement, document or instrument related thereto, or (B) as to such guarantees, redeem, retire, defease, purchase or otherwise acquire the obligations arising pursuant to such guarantees, or set aside or otherwise deposit or invest any sums for such purpose, and (ii) Borrower shall furnish to Lender all notices or demands in connection with such loans, advances or guarantees or other indebtedness subject to such guarantees either received by Borrower or on its behalf, promptly after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be.

9.11   Dividends and Redemptions

             Borrower shall not, directly or indirectly, declare or pay any dividends on account of any shares of Borrower now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration other than common shares or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing.

9.12   Transactions with Affiliates

     (a) Borrower shall not directly or indirectly, (i) purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, director, agent or other person affiliated with Borrower, except in the ordinary course of and pursuant to the reasonable requirements of Borrower's business and upon fair and reasonable terms no less favourable to the Borrower than Borrower would obtain in a comparable arm's length transaction with an unaffiliated person or (ii) make any payments of management, consulting or other fees for management or similar services, or of any indebtedness owing to any officer, employee, shareholder, director or other person affiliated with Borrower except (A) reasonable compensation to officers, employees and directors for services rendered to Borrower in the ordinary course of business, (B) as permitted pursuant to Section 9.9(iv) and (C) as permitted pursuant to Section 9.12(c).

     (b)  Notwithstanding Section 9.12(a) or any other provision of this
Agreement:

          (i) the Borrower shall not purchase any goods from any of Galey unless such goods are purchased by the Borrower upon terms consistent with the terms set out in Schedule 9.12(b) hereof as may be adjusted by virtue of the requirements of American or Canadian taxing authorities and upon payment terms of 60 days;

          (ii) the Borrower shall not sell or provide any goods to any of Galey unless such goods are sold by the Borrower to Galey upon terms consistent with the terms set out in Schedule 9.12(b) hereof as may be adjusted by virtue of the requirements of American or Canadian taxing authorities and upon payment terms of 60 days;

          (iii) the amount of the outstanding Galey Accounts Receivable shall not, at any time, exceed the amount of the outstanding Galey Accounts Payable at such time by more than the US Dollar Amount equal to One Million Five Hundred Thousand US Dollars (US $1,500,000); and

          (iv) the Borrower shall not pay sales commission to any of Galey in excess of the amount set out in Schedule 9.12(b).

     (c) Borrower shall be entitled to pay Galey reasonable fees and other remuneration for actual corporate services provided to Borrower that are consistent with past practice, provided that the aggregate amount of such fees and remuneration paid to Galey (i) in any fiscal quarter of the Borrower does not exceed the US Dollar Amount of Five Hundred Thousand US Dollars (US $500,000), and (ii) in any fiscal year of the Borrower does not exceed the US Dollar Amount of One Million Five Hundred Thousand US Dollars (US $1,500,000).

9.13 Tangible Net Worth

            Borrower shall, at all times, maintain Tangible Net Worth of not less than the US Dollar Amount of Seventeen Million US Dollars (US $17,000,000).

9.14 Intellectual Property

            In the event Borrower obtains or applies for any material intellectual property rights or obtains any material licenses with respect thereto, Borrower shall immediately notify Lender thereof and shall provide to Lender copies of all written materials including, but not limited to, applications and licenses with respect to such intellectual property rights. At Lender's request, Borrower shall promptly execute and deliver to Lender an intellectual property security agreement granting to Lender a perfected Lien in such intellectual property rights in form and substance satisfactory to Lender.

9.15 Additional Bank Accounts

            Borrower shall not directly or indirectly, open, establish or maintain any deposit account, investment account or any other account with any bank or other financial institution, other than the Blocked Accounts and the accounts set forth in Schedule 8.8 hereto, except: (a) as to any new or additional Blocked Accounts and other such new or additional accounts which contain any Collateral or proceeds thereof, with the prior written consent of Lender and subject to such conditions thereto as Lender may establish and (b) as to any accounts used by Borrower to make payments of payroll, taxes or other obligations to third parties, after prior written notice to Lender.

9.16 Applications under the Companies' Creditors Arrangement Act

            Borrower acknowledges that its business and financial relationships with Lender are unique from its relationship with any other of its creditors. Borrower agrees that it shall not file any plan of arrangement under the CCAA ("CCAA Plan") which provides for, or would permit directly or indirectly, Lender to be classified with any other creditor of Borrower for purposes of such CCAA Plan or otherwise.

9.17 Operation of Pension Plans

     (a) Borrower shall administer the Pension Plans in accordance with the requirements of the applicable pension plan texts, funding agreements, the Income Tax Act (Canada) and applicable provincial pension benefits legislation.

     (b) Borrower shall deliver to Lender an undertaking of the funding agent for each of the Pension Plans stating that the funding agent will notify Lender within 7 days of Borrower's failure to make any required contribution to the applicable Pension Plan.

     (c) Borrower shall not accept payment of any amount from any of the Pension Plans without the prior written consent of Lender.

     (d) Without the prior written consent of Lender, Borrower shall not terminate, or cause to be terminated, any of the Pension Plans, if such plan would have a solvency deficiency on termination.

     (e) Borrower shall promptly provide Lender with any documentation relating to any of the Pension Plans as Lender may reasonably request. Borrower shall notify Lender within 30 days of (i) a material increase in the liabilities of any of the Pension Plans, (ii) the establishment of a new registered pension plan, (iii) commencing payment of contributions to a Pension Plan to which Borrower had not previously been contributing.

9.18   Costs and Expenses

           Borrower shall pay to Lender on demand all reasonable costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Lender's rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) all costs and expenses of filing or recording (including financing statements and other similar filings and recording fees and taxes, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) all insurance premiums, appraisal fees and search fees; (c) costs and expenses of remitting loan proceeds, collecting cheques and other items of payment, and establishing and maintaining the Blocked Accounts, if any, and the Payment Accounts, together with Lender's customary charges and fees with respect thereto; (d) charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations; (e) costs and expenses of preserving and protecting the Collateral; (f) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the Liens of Lender, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Lender arising out of the transactions contemplated hereby and thereby (including, without limitation, preparations for and consultations concerning any such matters); (g) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Lender during the course of periodic field examinations of the Collateral and Borrower's operations, plus a per diem charge at the rate of US $650 per person per day for Lender's examiners in the field and office; and (h) the fees and disbursements of counsel (including legal assistants) to Lender (on a solicitor and his own client basis) in connection with any of the foregoing.

9.19   Further Assurances

          At the request of Lender at any time and from time to time, Borrower shall, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the Liens of Lender and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Lender may at any time and from time to time request a certificate from an officer of Borrower representing that all conditions precedent to the making of Loans and providing Letter of Credit Accommodations contained herein are satisfied. In the event of such request by Lender, Lender may, at its option, cease to make any further Loans or provide any further Letter of Credit Accommodations until Lender has received such certificate and, in addition, Lender has determined that such conditions are satisfied. Where permitted by law, Borrower hereby authorizes Lender to execute and file one or more financing statements or notices signed only by Lender or Lender's representative.

SECTION 10.   EVENTS OF DEFAULT AND REMEDIES
              ------------------------------

10.1   Events of Default

               The occurrence or existence of any one or more of the following events are referred to herein individually as an "Event of Default", and collectively as "Events of Default":

     (a) Borrower fails to pay when due the principal amount of any of the Obligations and such failure or default continues for two (2) Business Days; or

     (b) Borrower fails to pay when due any of the other Obligations and such failure or default continues for three (3) Business Days; or

     (c) Borrower fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements (other than a term, covenant, condition or provision whose breach or failure to perform is specifically dealt with elsewhere in this Section 10.1) and in the case of breaches or failures to perform that are capable of being cured by Borrower as determined by Lender in good faith, such breach or failure to perform continues uncured for ten (10) Business Days after notice has been given by Lender to Borrower of such breach or failure to perform;

     (d) any representation, warranty or statement of fact made by Borrower to Lender in this Agreement, the other Financing Agreements or any other agreement, schedule or otherwise shall when made or deemed made be false or misleading in any material respect;

     (e) any judgment for the payment of money is rendered against Borrower in excess of the US Dollar Amount of Five Hundred Thousand US Dollars (US $500,000) in any one case or in excess of the US Dollar Amount of One Million US Dollars (US $1,000,000) in the aggregate and shall remain unpaid and unsatisfied or undischarged or unvacated for a period in excess of forty-five (45) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered with respect to or affecting Collateral with an aggregate value in excess of the US Dollar Amount of Two Million US Dollars (US $2,000,000) and shall remain undischarged or unvacated for a period in excess of forty-five (45) days (provided such judgement, injunction, attachment, garnishment or execution is effectively stayed during such period);

     (f)  Borrower dissolves or suspends or discontinues doing business;

     (g) Borrower becomes insolvent (however defined or evidenced), makes an assignment for the benefit of creditors, proposes to make, makes or sends notice of a bulk sale or calls a meeting of its creditors or principal creditors;

     (h) a petition, case or proceeding under the bankruptcy laws of Canada or similar laws of any foreign jurisdiction now or hereafter in effect or under any insolvency, arrangement, reorganization, moratorium, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed or commenced against Borrower or all or any part of its properties and such petition or application is not dismissed within forty-five (45) days after the date of its filing provided such petition or application is effectively stayed during such period or Borrower shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

     (i) a petition, case or proceeding under the bankruptcy laws of Canada or similar laws of any foreign jurisdiction now or hereafter in effect or under any insolvency, arrangement, reorganization, moratorium, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed or commenced by Borrower for all or any part of its property including, without limitation, if Borrower shall:

          (i) apply for or consent to the appointment of a receiver, trustee or liquidator of it or of all or a substantial part of its property and assets; or

          (ii) be unable, or admit in writing its inability, to pay its debts as they mature, or commit any other act of bankruptcy; or

          (iii) make a general assignment for the benefit of creditors; or

          (iv) file a voluntary petition or assignment in bankruptcy or a proposal seeking a reorganization, compromise, moratorium or arrangement with its creditors; or

          (v) take advantage of any insolvency or other similar law pertaining to arrangements, moratoriums, compromises or reorganizations, or admit the material allegations of a petition or application filed in respect of it in any bankruptcy, reorganization or insolvency proceeding; or

          (vi) take any corporate action for the purpose of effecting any of the foregoing;

     (j) any default by Borrower under any agreement, document or instrument relating to any indebtedness for borrowed money owing to any person other than Lender, or any capitalized lease obligations, contingent indebtedness in connection with any guarantee, letter of credit, indemnity or similar type of instrument in favour of any person other than Lender, in any case in an amount in excess of the US Dollar Amount of Five Hundred Thousand US Dollars (US $500,000) or in an aggregate amount for the Borrower in excess of the US Dollar Amount of One Million US Dollars (US $1,000,000), which default continues for more than the applicable cure period, if any, with respect thereto;

     (k)  any change in the controlling ownership of Borrower;

     (l) the indictment or charging of Borrower under any criminal statute, or commencement of criminal or civil proceedings against Borrower, pursuant to which statute or proceedings the penalties or remedies sought or available include a forfeiture of property of Borrower which has or could reasonably be ex pected to have a Material Adverse Effect.

     (m) the occurrence of any Material Adverse Change relating to the Borrower after the date hereof at any time that Excess Availability is less than the US Dollar Amount of Five Million US Dollars (US $5,000,000);

     (n) the occurrence of any default under any of the other Financing Agreements, which default continues for more than the applicable cure period, if any, with respect thereto;

     (o) the occurrence of any breach or failure to comply with the provisions of any intercreditor agreement or subordination agreement with respect to Borrower by any party thereto other than Lender; or

     (p) a requirement from the Minister of National Revenue (or successor person) for payment pursuant to Section 224 or any successor section of the Income Tax Act (Canada) or Section 317, or any successor section of the Excise Tax Act (Canada) or any comparable provision of similar legislation shall have been received by Lender or any other Person in respect of Borrower or otherwise issued in respect of Borrower.

10.2  Remedies

     (a) At any time an Event of Default exists or has occurred and is continuing, Lender shall have all rights and remedies provided in this Agreement, the other Financing Agreements and applicable law, all of which rights and remedies may be exercised without notice to or consent by Borrower, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Lender hereunder, under any of the other Financing Agreements, or applicable law, are cumulative, not exclusive and enforceable, in Lender's discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by Borrower of this Agreement or any of the other Financing Agreements. Lender may, at any time or times, proceed directly against Borrower to collect the Obligations without prior recourse to the Collateral.

     (b) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Lender may, in its discretion and without limitation, (i) accelerate the payment of all Obligations and demand immediate payment thereof to Lender (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(h) and 10.1(i), all Obligations shall automatically become immediately due and payable), (ii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral and carry on the business of Borrower, (iii) require Borrower, at Borrower's expense, to assemble and make available to Lender any part or all of the Collateral at any place and time designated by Lender, (iv) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral,
(v) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (vi) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker's board, at any office of Lender or elsewhere) at such prices or terms as Lender may deem reasonable, for cash, upon credit or for future delivery, with the Lender having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of Borrower, which right or equity of redemption is hereby expressly waived and released by Borrower, (vii) borrow money and use the Collateral directly or indirectly in carrying on Borrower's business or as security for loans or advances for any such purposes, (viii) grant extensions of time and other indulgences, take and give up security, accept compositions, grant releases and discharges, and otherwise deal with Borrower, debtors of Borrower, sureties and others as Lender may see fit without prejudice to the liability of Borrower or Lender's right to hold and realize the security interest created under any Financing Agreement, and/or (ix) terminate this Agreement. If any of the Collateral is sold or leased by Lender upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Lender. In the event Lender institutes an action to recover any Collateral or seeks recovery of any Collateral by way of pre-judgment remedy, Borrower waives the posting of any bond which might otherwise be required.

     (c) Lender may apply the cash proceeds of Collateral actually received by Lender from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in such order as Lender may elect, whether or not then due. Borrower shall remain liable to Lender for the payment of any deficiency with interest at the applicable rate provided for herein and all reasonable costs and expenses of collection or enforcement, including legal costs and expenses (on a solicitor and his own client basis).

     (d) Without limiting the foregoing, upon the occurrence and during the continuance of an Event of Default or an event which with notice or passage of time or both would constitute an Event of Default, Lender may, at its option, without notice, (i) cease making Loans or arranging Letter of Credit Accommodations or reduce the lending formulas or amounts of Revolving Loans and Letter of Credit Accommodations available to Borrower and/or (ii) terminate any provision of this Agreement providing for any future Loans or Letter of Credit Accommodations to be made by Lender to Borrower.

     (e) Lender may appoint, remove and reappoint any person or persons, including an employee or agent of Lender to be a receiver (the "Receiver") which term shall include a receiver and manager of, or agent for, all or any part of the Collateral. Any such Receiver shall, as far as concerns responsibility for his acts, be deemed to be the agent of Borrower and not of Lender, and Lender shall not in any way be responsible for any misconduct, negligence or non-feasance of such Receiver, his employees or agents. Except as otherwise directed by Lender, all money received by such Receiver shall be received in trust for and paid to Lender. Such Receiver shall have all of the powers and rights of Lender described in this Section 10.2. Lender may, either directly or through its agents or nominees, exercise any or all powers and rights of a Receiver.

     (f) Borrower shall pay all reasonable costs, charges and expenses incurred by Lender or any Receiver or any nominee or agent of Lender, whether directly or for services rendered (including, without limitation, solicitor's costs on a solicitor and his own client basis, auditor's costs, other legal expenses and Receiver remuneration) in enforcing this Agreement or any other Financing Agreement and in enforcing or collecting Obligations and all such expenses together with any money owing as a result of any borrowing permitted hereby shall be a charge on the proceeds of realization and shall be secured thereby.

SECTION 11.  JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW
             ------------------------------------------------------------

11.1  Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver

     (a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements (except as otherwise provided for in the Financing Agreement) and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein except to the extent that the law of another jurisdiction is specified in a Financing Agreement to be the governing law for that Financing Agreement.

     (b) Borrower and Lender irrevocably consent and submit to the non-exclusive jurisdiction of the Ontario Superior Court (General Division) of Justice and waive any objection based on venue or forum non conveniens with
                                                  ----- --- ----------
respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Lender shall have the right to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction which Lender deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against Borrower or its property).

     (c) To the extent permitted by law, Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail

(return receipt requested) directed to its address set forth on the signature pages hereof and service so made shall be deemed to be completed five (5) Business Days after the same shall have been so deposited in the Canadian mails, or, at Lender's option, by service upon Borrower in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, Borrower shall appear in answer to such process, failing which Borrower shall be deemed in default and judgement may be entered by Lender against Borrower for the amount of the claim and other relief requested.

     (d) BORROWER AND LENDER EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWER AND LENDER EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT BORROWER OR LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

     (e) Lender shall not have any liability to Borrower (whether in tort, contract, equity or otherwise) for losses suffered by Borrower in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement or any other Financing Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Lender, that the losses were the result of acts or omissions constituting gross negligence or wilful misconduct. In any such litigation, Lender shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement or any other Financing Agreement.

     (f) Borrower hereby expressly waives all rights of notice and hearing of any kind prior to the exercise of rights by Lender from and after the occurrence of an Event of Default to repossess the Collateral with judicial process or to replevy, attach or levy upon the Collateral or other security for the Obligations. Borrower waives the posting of any bond otherwise required of Lender in connection with any judicial process or proceeding to obtain possession of, replevy, attach or levy upon the Collateral or other security for the Obligations, to enforce any judgment or other court order entered in favour of Lender, or to enforce by specific performance, temporary restraining order, preliminary or permanent injunction, this Agreement or any other Financing Agreement.

11.2  Waiver of Notices

          Borrower hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonour with respect to the Term Note and any and all instruments and commercial paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on Borrower which Lender may elect to give shall entitle Borrower to any other or further notice or demand in the same, similar or other circumstances.

11.3  Amendments and Waivers

          Neither this Agreement nor any provision hereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement signed by an authorized officer of Lender, and as to amendments, as also signed by an authorized officer of Borrower. Lender shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and signed by an authorized officer of Lender. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

11.4  Waiver of Counterclaim

          Borrower hereby agrees that all Obligations shall be paid or re-paid to Lender without any deductions, setoffs, counterclaims or right of compensation of any nature or kind whatsoever.

11.5  Indemnification

          Borrower shall indemnify and hold Lender, and its directors, agents, employees and counsel, harmless from and against any and all losses, claims, damages, liabilities, costs or expenses imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including, without limitation, amounts paid in settlement, court costs, and the reasonable fees and expenses of counsel other than any such losses, claims, damages, liabilities, costs or expenses which arise as a result of the gross negligence or wilful misconduct of the indemnified parties described. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion which it is permitted to pay under applicable law to Lender in satisfaction of indemnified matters under this Section. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement. To the extent that any person that is entitled to the benefit of the indemnity set forth in this Section is not a party hereto, Lender shall hold the benefit to which such person is entitled hereunder in trust for and on behalf of such person.

SECTION 12.      TERM OF AGREEMENT; MISCELLANEOUS
                 --------------------------------

12.1  Term

     (a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the date that is three (3) years from the date hereof (the "Renewal Date"), unless sooner terminated pursuant to the terms hereof; provided, that, Borrower may, at its option, after prior notice to Lender as set forth below (which notice shall be irrevocable) extend the term of this Agreement for up to two (2) additional one (1) year periods, provided, that, as to each such extension, each of the following conditions is satisfied as determined by Lender in good faith: (i) Lender shall have received prior written notice of the intention of Borrower to so extend the term of this Agreement not less than sixty (60) days prior to the Renewal Date (or the first anniversary thereof, in the case of an extension for the second one (1) year period), (ii) no Default or Event of Default shall exist or have occurred and be continuing on the Renewal Date (or the first anniversary thereof in the case of an extension for the second one (1) year period), and (iii) Borrower shall pay to Lender on the Renewal Date (or the first anniversary thereof, in the case of an extension for the second one (1) year period), an extension fee equal to one-quarter percent (0.25%) of the Maximum Credit with respect to all Loans and Letter of Credit Accommodations for each one (1) year extension. Lender may terminate this Agreement on the Renewal Date or any anniversary thereof, unless Lender has received a notice of the intention of Borrowers to extend the term of this Agreement in accordance with the terms set forth above and subject to the satisfaction of the conditions to such extension, or if earlier, upon an Event of Default. Upon the effective date of termination or non-renewal of the Financing Agreements, Borrower shall pay to Lender, in full, all outstanding and unpaid Obligations and shall furnish cash collateral to Lender in such amounts as Lender determines are necessary to secure Lender from loss, cost, damage or expense, including legal fees and expenses, in connection with any contingent Obligations, including issued and outstanding Letters of Credit Accommodations, if any, cheques or other payments provisionally credited to the Obligations and/or as to which Lender has not yet received final and indefeasible payment. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Canadian Dollars to such bank account of Lender, as Lender may, in its discretion, designate in writing to Borrower for such purpose. Interest shall be due until and including the next Business Day, if the amounts so paid by Borrower to the bank account designated by Lender are received in such bank account later than 12:00 noon, Toronto time.

     (b) No termination of this Agreement or the other Financing Agreements shall relieve or discharge Borrower of its duties, obligations and covenants under this Agreement or the other Financing Agreements until all Obligations have been fully and finally discharged and paid, and Lender's continuing Lien in the Collateral and the rights and remedies of Lender hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid.

12.2  Notices

      All notices, requests and demands hereunder shall be in writing and (a) made to Lender at its address set forth below and to Borrower at its chief executive office set forth below, or to such other address as either party may designate by written notice to the other in accordance with this provision, and
(b) deemed to have been given or made: if delivered in person, immediately upon delivery; if by facsimile transmission, immediately upon sending and upon confirmation of receipt on a Business Day or on the Business Day next following the date of transmission in any other case; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by registered mail, return receipt requested, five (5) days after mailing.

12.3  Partial Invalidity

      If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

12.4  Successors

          This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Lender, Borrower and their respective successors and assigns, except that Borrower may not assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Lender. Lender may, after notice to Borrower, assign its rights and delegate its obligations under this Agreement and the other Financing Agreements and further may assign, or sell participations in, all or any part of the Loans, the Letter of Credit Accommodations, or any other interest herein to another financial institution or other person, in which event, the assignee or participant shall have, to the extent of such assignment or participation, the same rights and benefits as it would have if it were the Lender hereunder, except as otherwise provided by the terms of such assignment or participation.

12.5  Entire Agreement

          This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

12.6  Headings

          The division of this Agreement into Sections and the insertion of headings and a table of contents are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

12.7  Currency Indemnity.

          If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any of the other Financing Agreements, it becomes necessary to convert into the currency of such jurisdiction (the "Judgment Currency") any amount due under this Agreement or under any of the other Financing Agreements in any currency other than the Judgment Currency (the "Currency Due"), then conversion shall be made at the Spot Rate at which Lender is able, on the relevant date, to purchase the Currency Due with the Judgment Currency prevailing on the Business Day before the day on which judgment is given. In the event that there is a change in the rate of Spot Rate prevailing between the Business Day before the day on which the judgment is given and the date of receipt by Lender of the amount due, Borrower will, on the date of receipt by Lender, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by Lender on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by Lender is the amount then due under this Agreement or such other of the Financing Agreements in the Currency Due. If the amount of the Currency Due which Lender is able to purchase is less than the amount of the Currency Due originally due to it, Borrower shall indemnify and save Lender harmless from and against loss or damage arising as a result of such deficiency. The indemnity contained herein shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the other Financing Agreements, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by Lender from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any of the other Financing Agreements or under any judgment or order.

12.8  Language

          The parties hereto confirm that it is their wish that this Agreement, the other Financing Agreements and all other documents relating to any of the foregoing (including notices) be drawn up in the English language. Les parties aux presentes confirment leur volonte que la presente convention, les autres Financing Agreements et tous les autres documents relies a ce qui precede (incluant les avis) soient rediges en langue anglaise.

12.9 Formal Date

          This Agreement shall be dated and effective as of February 13, 2001 notwithstanding the actual date of execution and delivery by the parties hereto.

          IN WITNESS WHEREOF, Lender and Borrower have caused these presents to be duly executed as of the day and year first above written.


================================================================================
LENDER                                  BORROWER
------                                  --------

CONGRESS FINANCIAL                      DRUMMONDVILLE SERVICES INC./
CORPORATION (CANADA)                    LES SERVICES DRUMMONDVILLE INC.


                                        /s/ Leonard F. Ferro
                                        ----------------------------------------
/s/Harry Rosenfeld                      By:    Leonard F. Ferro
------------------------------------    Title: Vice President
By:     Harry Rosenfeld
Title:  Senior Vice President

Address: 141 Adelaide Street West,      Registered and Head Office:
-------                                 --------------------------
Suite 1500, Toronto, Ontario, M5H 3L9

                                        575, rue des Ecoles, Drummondville,
Facsimile No.:  (416) 364 6068          Quebec, J2B 1J6

                                        Facsimile No.: (819) 478-7362
================================================================================